Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF delaware

In re Lordstown Motors Corp., et al.,[1] Debtors.	Chapter 11 Case No. 23-10831 (MFW) (Jointly Administered)

THIRD MODIFIED FIRST AMENDED JOINT CHAPTER 11 PLAN OF

LORDSTOWN MOTORS CORP. AND ITS AFFILIATED DEBTORS

Thomas E Lauria (admitted pro hac vice)
Matthew C. Brown (admitted pro hac vice)
Fan B. He (admitted pro hac vice)

WHITE & CASE LLP

200 S. Biscayne Blvd

Miami, FL 33131

Telephone: (305) 371-2700

Facsimile: (305) 358-5744

Email:     tlauria@whitecase.com

mbrown@whitecase.com

fhe@whitecase.com

David M. Turetsky (admitted pro hac vice)

WHITE & CASE LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: (212) 819-8200

Facsimile: (212) 354-8113

Email:        david.turetsky@whitecase.com

Jason N. Zakia (admitted pro hac vice)

WHITE & CASE LLP

111 South Wacker Drive
Chicago, IL 60606
Telephone: (312) 881-5400

Email:         jzakia@whitecase.com

Roberto Kampfner (admitted pro hac vice)
Doah Kim (admitted pro hac vice)
RJ Szuba (admitted pro hac vice)

WHITE & CASE LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Telephone: (213) 620-7700
Email:    rkampfner@whitecase.com

doah.kim@whitecase.com

rj.szuba@whitecase.com

Donald J. Detweiler (Bar No. 3087)

Morgan L. Patterson (Bar No. 5388)

WOMBLE BOND DICKSON (US) LLP

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Telephone: (302) 252-4320

Facsimile: (302) 252-4330

Email:    don.detweiler@wbd-us.com

morgan.patterson@wbd-us.com

Counsel and Co-Counsel to the Debtors and Debtors in Possession

Dated: March 5, 2024, Wilmington, Delaware

[1]	The Debtors and the last four digits of their respective taxpayer identification numbers are: Lordstown Motors Corp. (3239); Lordstown EV Corporation (2250); and Lordstown EV Sales LLC (9101). The Debtors’ service address is 27000 Hills Tech Dr., Farmington Hills, MI 48331.

i

ii

iii

INTRODUCTION2

Lordstown Motors Corp. and its subsidiaries Lordstown EV Corporation and Lordstown EV Sales LLC, as debtors and debtors in possession, hereby collectively propose the following plan pursuant to the provisions of chapter 11 of the Bankruptcy Code.

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I hereof or in the Bankruptcy Code (as applicable). Holders of Claims and Interests should refer to the Disclosure Statement and the First Day Declaration for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Although proposed jointly for administrative purposes, the Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors; provided that, the estates of the various Debtors shall be consolidated for the purpose of effectuating distributions under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS (WHETHER ENTITLED TO VOTE ON THE PLAN OR OTHERWISE) ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN OR TAKING ANY OTHER ACTION WITH RESPECT TO THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, RULE 3019 OF THE BANKRUPTCY RULES, AND ARTICLE XIII OF THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, SUPPLEMENT, REVOKE, OR WITHDRAW THE PLAN PRIOR TO ITS CONSUMMATION.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL HOLDERS OF CLAIMS AND INTERESTS (WHETHER ENTITLED TO VOTE ON THE PLAN OR OTHERWISE) ARE ENCOURAGED TO READ THE RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS SET FORTH UNDER ARTICLE VIII OF THE PLAN.

ARTICLE I:
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “Accrued Dividends” shall have the meaning ascribed to such term in the Certificate of Designation.

2.            “Administrative Claim” means a Claim against any of the Debtors for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date; (ii) Professional Fee Claims; and (iii) fees and charges payable to the U.S. Trustee pursuant to Section 1930 of the Judicial Code.

2 The Plan remains subject to ongoing revisions of the Debtors in all respects.

3.            “Adequate Protection Motion” shall have the meaning ascribed to it in Article III.B.10.b of the Plan.

4.            “Adequate Protection Notice” shall have the meaning ascribed to it in Article III.B.10.b of the Plan.

5.            “Administrative Claims Bar Date” shall be such date that is thirty (30) days following the Effective Date.

6.            “Administrative Claims Objection Deadline” means the first Business Day that is one-hundred and eighty (180) days after the Effective Date; provided that such date may be extended by the Bankruptcy Court at the request of the Debtors or Post-Effective Date Debtors.

7.            “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code if such Entity was a debtor in a case under the Bankruptcy Code.

8.            “Allowed” means, with respect to any Claim or Interest, except as otherwise provided herein, such Claim or Interest (or any portion thereof) that is not Disallowed and (i) has been expressly Allowed under the Plan, any stipulation approved by the Bankruptcy Court, or a Final Order of the Bankruptcy Court; (ii) is both not Disputed prior to the expiration of the Claims Objection Deadline and either (a) evidenced by a Filed Proof of Claim (or for which under the Plan, the Bankruptcy Code, or a Final Order of the Bankruptcy Court a Proof of Claim is not or shall not be required to be Filed) or (b) listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been Filed; (iii) is allowed by a Final Order; or (iv) is compromised, settled, or otherwise resolved by the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, and the Holder of such Claim or Interest; provided that, except as otherwise expressly provided herein, the amount of any Allowed Claim or Allowed Interest shall be determined in accordance with the Bankruptcy Code, including sections 502(b), 503(b) and 506 of the Bankruptcy Code. “Allow,” “Allowance,” and “Allowing” shall have correlative meanings.

9.            “Assets” means all of the right, title and interest of any of the Debtors in and to property of whatever type or nature (whether real, personal, mixed, tangible, intangible, or otherwise), including property of any of the Debtors’ Estates.

10.          “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors and any recovery, subordination, or other remedies that may be brought by or on behalf of the Debtors and their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including under sections 502, 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, chapter 5 of the Bankruptcy Code, or applicable non-bankruptcy law.

11.            “Ballot” means the form(s) distributed to Holders of Claims and Interests entitled to vote on the Plan to indicate their acceptance or rejection of the Plan and to make an election with respect to the releases by Holders of Claims and Interests provided by Article VIII.D.

12.            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or as may be amended hereafter and applicable to the Chapter 11 Cases.

13.            “Bankruptcy Court” means (i) the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases; (ii) to the extent any reference made under section 157 of title 28 of the United States Code is withdrawn or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code; or (iii) such other court as may have jurisdiction over the Chapter 11 Cases or any aspect thereof to the extent of such jurisdiction.

14.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

15.            “Bar Date” means the last date for Filing a Proof of Claim against the Debtors, as set forth in the Bar Date Order, or such other date(s) as may be designated by the Bankruptcy Court, including pursuant to Article VII.A.

16.            “Bar Date Order” means the Order (A) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim, Including Claims Arising Under Section 503(B)(9) of the Bankruptcy Code, (B) Approving the Form, Manner, and Procedures of Notice Thereof, and (C) Granting Related Relief [Docket No. 319], entered by the Bankruptcy Court on August 24, 2023 (as amended, modified, or supplemented by order of the Bankruptcy Court from time to time).

17.            “Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Order (I)(a) Establishing Bidding and Auction Procedures; (b) Scheduling Certain Dates with Respect Thereto; (c) Approving the Form and Manner of Notice Thereof; (d) Approving Contract Assumption and Assignment Procedures; and (e) Granting Other Related Relief, and (II) Authorizing The Debtors To Enter Into A Definitive Purchase Agreement [Docket No. 237], filed in the Chapter 11 Cases on August 8, 2023 (as amended, modified, or supplemented by order of the Bankruptcy Court from time to time).

18.            “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

19.            “Cash” means the legal tender of the United States of America or equivalents thereof.

20.            “Cause of Action” means any action, claim, proceeding, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guarantee, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, or franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of any doubt, “Cause of Action” includes (i) any right of setoff or counterclaim and any claim for breach of contract or for breach of duties imposed by law or in equity; (ii) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity; (iii) the right to object to or to otherwise contest, recharacterize, reclassify, subordinate, or disallow any Claims or Interests; (iv) any Claim pursuant to section 362 of the Bankruptcy Code; (v) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (vi) any Avoidance Action; and (vii) any rights and powers held by the Debtors pursuant to and in accordance with Bankruptcy Rule 2004 with respect to any of the foregoing.

21.            “Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, Par Value $0.0001 of Lordstown Motors Corp., filed as Exhibit A to the Certificate of Incorporation, which Certificate of Designation shall be unchanged from that Certificate of Designation filed with the Secretary of State of the State of Delaware on November 18, 2022.

22.            “Certificate of Incorporation” the Third Amended and Restated Certificate of Incorporation of Lordstown Motors Corp. filed with the Secretary of State of the State of Delaware on or about the Effective Date.

23.            “Chapter 11 Cases” means (i) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (ii) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court which are styled as In re Lordstown Motors Corp. et al., Case No. 23-10831 (MFW).

24.            “Chapter 11 Directors and Officers” means any person that served in the capacity as a director or officer of any of the Debtors at any time from the Petition Date through the Effective Date, including, for the avoidance of doubt, each Ohio Released Director and Officer.

25.            “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

26.            “Claims and Noticing Agent” means Kurtzman Carson Consultants LLC, the notice, claims, and Claims and Noticing Agent retained by the Debtors in the Chapter 11 Cases by order of the Bankruptcy Court.

27.            “Claims Objection Deadline” means, for each Claim, the latest of (a) the date that is one hundred and eighty (180) days after the Effective Date, (b) as to a particular Claim, 180 days after the filing of a Proof of Claim, or request for payment of such Claim, and (c) such later date as may be fixed by the Bankruptcy Court upon a motion by the Post-Effective Date Debtors or Claims Ombudsman Filed on regular notice on or before the day that is one hundred and eighty (180) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.

28.            “Claims Ombudsman” means the person or entity jointly selected by the UCC and the EC, with consent of the Debtors (such consent not to be unreasonably withheld), charged with overseeing the tasks outlined in Article V.D, or any successor thereto. The identity of the Claims Ombudsman shall be filed with the Bankruptcy Court prior to the Effective Date.

29.            “Claims Ombudsman Expenses” means the reasonable fees, expenses, and taxes of the Claims Ombudsman in performing its duties under the Plan, including any reasonable fees and expenses owed to legal counsel and other professionals.

30.            “Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent in the Chapter 11 Cases.

31.            “Claims Reserve Requirements” shall have the meaning set forth in Article V.E of the Plan.

32.            “Class” means a category of Holders of Claims or Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

33.            “Common Stock” means the Class A common stock, par value $0.0001 per share, of LMC that is designated as Class A common stock under Lordstown Motor Corporation’s certificate of incorporation.

34.            “Common Stock Interests” means Interests in Common Stock in LMC, excluding any Section 510(b) Claims, Ohio Securities Litigation Claim and RIDE Section 510(b) Claims.

35.            “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

36.            “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

37.            “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

38.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan, pursuant to section 1129 of the Bankruptcy Code.

39.            “Consummation” means the occurrence of the Effective Date.

40.            “Contract Rate” means the rate of interest provided for under any agreement giving rise to a Claim against the Debtors, which, to the extent applicable, shall be calculated as of the Petition Date.

41.            “D&O Liability Insurance Policies” means, collectively, all Insurance Policies (including any “tail policy” or runoff period in respect of an Insurance Policy) issued at any time, whether expired or unexpired, to any of the Debtors for certain liabilities of the Debtors, their current or former directors and officers, including primary insurance, excess insurance, or tail insurance policies and all agreements, documents or instruments related thereto.

42.            “D&O Insurers” means the insurers under the D&O Liability Insurance Policies.

43.            “Debtors” means, collectively, (i) LMC; (ii) Lordstown EV Corporation f/k/a Lordstown Motors Corp.; and (iii) Lordstown EV Sales LLC.

44.            “Delaware Shareholder Class Action” means the consolidated stockholders class action pending in the Delaware Court of Chancery prior to the Petition Date, captioned In re Lordstown Motors Corp. Stockholders Litig., C.A. No. 2021-1066-LWW (Del. Ch.).

45.            “Directors and Officers” means (i) the Chapter 11 Directors and Officers and (ii) the Former Directors and Officers.

46.            “Disallowed” means any Claim, or any portion thereof, that (i) has been disallowed by Final Order or settlement; (ii) is listed on the Schedules at an amount of $0.00 or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely Filed, deemed timely Filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely Filed under applicable law; or (iii) is not listed on the Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely Filed under applicable law, and for which no motion for leave to File a late Claim has been Filed prior to the Effective Date of the Plan. “Disallow” and “Disallowance” shall have correlative meanings.

47.            “Disclosure Statement” means (i) the Disclosure Statement for the Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and Its Debtor Affiliates [Docket No. 637] (as amended, modified, or supplemented from time to time in accordance with its terms), including all exhibits and schedules thereto and references therein that relate to the Plan that are prepared and distributed in accordance with applicable law and (ii) any supplement, amendment, or modification thereto.

48.            “Disputed” means, with respect to a Claim or Interest, (i) a Claim or Interest listed on the Schedules as unliquidated, disputed, or contingent for which no Proof of Claim in a liquidated and non-contingent amount has been filed; (ii) a Claim or Interest that is the subject of an objection or request for estimation Filed by any of the Debtors, the Post-Effective Date Debtors, the Claims Ombudsman, or any other party-in-interest in accordance with applicable law and which objection or request has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; (iii) a Claim or Interest that is not otherwise Allowed or Disallowed under the Plan and, as to which, the applicable deadline for the Debtors, the Post-Effective Date Debtors, the Claims Ombudsman, or any other party-in-interest to object (including any extension to such deadline granted by the Bankruptcy Court) has not yet expired; (iv) any Claim filed by the Securities and Exchange Commission; (v) any Claim or Interest of Foxconn; (vi) Section 510(b) Claims; (vii) RIDE Section 510(b) Claims; or (viii) any Claim filed by the Former Directors and Officers.

49.            “Distribution” means the distributions of Cash (or other property), including by way of dividend, to be made by the Post-Effective Date Debtors, or their agents (as applicable) to Holders of Allowed Claims or Interests in accordance with the terms of the Plan.

50.            “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Allowed Interests are eligible to receive distributions under the Plan, as established by the Bankruptcy Court.

51.            “EC” means the official committee of equity security holders appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102(a) of the Bankruptcy Code, pursuant to the Notice of Appointment of Committee of Equity Security Holders [Docket No. 375], as filed by the U.S. Trustee in the Chapter 11 Cases on September 7, 2023, as such committee may be reconstituted from time to time.

52.            “EC Members” means (a) Crestline Management, L.P., (b) Pertento Partners LLP, (c) Esopus Creek Value Series Fund LP – Series “A,” and any other members of the EC that may serve from time to time.

53.            “Effective Date” means, with respect to the Plan, the date that is the first Business Day on which (i) no stay of the Confirmation Order is in effect; (ii) all conditions precedent specified in Article X have been satisfied or waived (in accordance with Article X); and (iii) the Plan is declared effective by the Debtors. Without limiting the foregoing, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

54.            “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

55.            “Estate” means, as to a Debtor, the estate of such Debtor in its Chapter 11 Case under sections 301 and 541 of the Bankruptcy Code.

56.            “Excluded Parties” means Foxconn and the Former Directors and Officers.

57.            “Exculpated Parties” means each of the following in their capacity as such: (i) the Debtors; (ii) the Chapter 11 Directors and Officers, (iii) agents, members of management and other employees of the Debtors, in each case who are or were acting in such capacity on or after the Petition Date; (iv) the UCC and the UCC Members; (v) the EC and the EC Members; and (vi) all predecessors, successors and assigns, subsidiaries, affiliates, members, partners, officers, directors, agents, attorneys, advisors, accountants, investment bankers, consultants, and other professionals, to the extent such parties are or were acting in such capacity of any of the Persons identified in (i), (ii), (iii) (iv), and (v) above on or after the Petition Date.

58.            “Executory Contract” means a prepetition contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

59.            “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

60.            “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest with the Claims and Noticing Agent.

61.            “Final Decree” means the decree contemplated under Bankruptcy Rule 3022 closing the Chapter 11 Cases.

62.            “Final Ohio Securities Action Approval Order” means an order of the Bankruptcy Court approving the Ohio Securities Litigation on a final basis.

63.            “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided that the possibility that a request for relief under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, the local rules of the Bankruptcy Court or applicable non-bankruptcy law, may be Filed relating to such order shall not prevent such order from being a Final Order.

64.            “Final Trading Order” means the Final Order (A) Establishing Notice And Hearing Procedures For Trading In Equity Securities In The Debtors And (B) Granting Other Related Relief, entered by the Bankruptcy Court on July 25, 2023 [Docket No. 180].

65.            “Former Directors and Officers” means any persons that served as officers and directors of any of the Debtors prior to the Effective Date other than the Chapter 11 Directors and Officers.

66.            “Foxconn” means Hon Hai Technology Group and each of its affiliates, including, but not limited to, (i) Foxconn Ventures Pte. Ltd., (ii) Foxconn Asset Management LLC, (iii) Foxconn EV System LLC, and (iv) Foxconn EV Technology, Inc.

67.            “Foxconn Causes of Action” means the Causes of Action of the Debtors against Foxconn, including the Causes of Action alleged in the adversary proceeding captioned Lordstown Motors Corp. et al. v. Foxconn Ventures Pte. Ltd. et al., Adv. Proc. No. 23-50414 (MFW) (Bankr. D. Del.).

68.            “Foxconn Liquidation Preference” means the Liquidation Preference set forth and defined in (and in accordance with the terms of) the Certificate of Designation, including under Section 5 and Section 9 thereof.

69.            “Foxconn Preferred Stock” means the Series A convertible preferred stock, $0.0001 par value per share, issued by LMC pursuant to that certain Investment Agreement dated November 7, 2022 between Lordstown Motors Corp. and Foxconn Ventures Pte. Ltd., and authorized by that certain Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company of Lordstown Motors Corp. dated November 18, 2022 and governed by the Certificate of Designation.

70.            “Foxconn Preferred Stock Interests” means Interests in Foxconn Preferred Stock.

71.            “Foxconn Preferred Stock Liquidation Preference Distribution” means a cash Distribution (if any) to the Holder of Foxconn Preferred Stock Interests in respect of the Foxconn Liquidation Preference, calculated on a net basis after giving effect to any set off and/or recoupment rights available to Foxconn or Holders of the Foxconn Preferred Stock Interests in respect of amounts owing by Foxconn or any such Holders to LMC or any of its Affiliates as the case may be. In the interest of clarity, the Foxconn Preferred Stock Liquidation Preference Distribution shall not include any Distributions made in respect of Accrued Dividends.

72.            “Foxconn Release Event” means the indefeasible payment of $7 million in Net Litigation Proceeds, in the aggregate, into the Ohio Securities Litigation Escrow Account for the benefit of the Ohio Settlement Class pursuant to the Plan.

73.            “General Bar Date” means the general bar date established pursuant to the Bar Date Order.

74.            “General Unsecured Claim” means any Claim (including any Claim for indemnification, reimbursement, or otherwise that is not subject to subordination pursuant to section 510(b) of the Bankruptcy Code) against any of the Debtors that is not an Administrative Claim, an Other Priority Claim, a Priority Tax Claim, a Secured Claim, a Section 510(b) Claim, an Ohio Securities Action Claim or a RIDE Section 510(b) Claim.

75.            “Government Bar Date” means the government bar date established pursuant to the Bar Date Order, or such later date to which such government bar date may be extended for a Government Unit.

76.            “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

77.            “GUC Reserve” shall have the meaning set forth in Article V.E of the Plan.

78.            “GUC Reserve Adjustment Period” means the period of time from the Effective Date through the earlier to occur of (a) the date that is six months after the Effective Date and (b) the date upon which all Allowed General Unsecured Claims are paid in full (inclusive of any applicable interest) and there are no remaining Disputed General Unsecured Claims.

79.            “Holder” means an Entity holding a Claim or an Interest, as applicable, each solely in its capacity as such.

80.            “Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

81.            “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

82.            “Insurance Policies” means any and all known and unknown insurance policies or contracts that have been issued at any time to, or that provide coverage in any capacity to, the Debtors or any predecessor, subsidiary, or past or present Affiliate of the Debtors, as an insured (whether as the first named insured, a named insured or an additional insured), or otherwise alleged to afford the Debtors insurance coverage, and all agreements, documents or instruments related thereto, including but not limited to, the D&O Liability Insurance Policies and/or any agreements with third-party administrators.

83.            “Insured Claim” means any Claim against a Debtor for which any Debtor is entitled to coverage, indemnification, reimbursement, contribution or other payment under an Insurance Policy.

84.            “Insurer” means any company or other entity that issued any Insurance Policies, any third-party administrators of claims against the Debtors or asserted under the Insurance Policies, and any respective predecessors and/or affiliates thereof.

85.            “Intercompany Claim” means a Claim held by any Debtor against any other Debtor.

86.            “Intercompany Interest” means an Interest held by a Debtor in another Debtor.

87.            “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in any Debtor (including all issued, unissued, authorized, or outstanding shares of Common Stock, Foxconn Preferred Stock, or capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor), whether or not arising under or in connection with any employment agreement, plan or program implemented by the Debtors, and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security. In the interest of clarity, Interests include any and all ownership interests in any Debtor arising under or in connection with any employment agreement, plan or program implemented by the Debtors that has vested or that would have vested but for the freezing of any such award as a result of or connection with the Chapter 11 Cases.

88.            “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

89.            “IRS” means the United States Internal Revenue Service.

90.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

91.            “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

92.            “Litigation Trust” means the trust established in accordance with Article V.T. of the Plan.

93.            “Litigation Trust Agreement” means the agreement establishing the Litigation Trust, as drafted by the EC and in form and substance reasonably acceptable to the Debtors and consistent in all material respects with the Ohio Securities Litigation Settlement.

94.            “Litigation Trustee” means (a) the Person or Persons selected by the EC and reasonably acceptable to the Debtors and (b) identified in the Plan Supplement to serve as the trustee of the Litigation Trust.

95.            “LMC” means Lordstown Motors Corp. f/k/a DiamondPeak Holding Corp.

96.            “LMC Security” means LMC’s publicly traded Class A Common Stock (ticker: “RIDE” and prior ticker: “DPHC”), LMC’s publicly traded warrants (ticker: “RIDEW” and prior ticker: “DPHCW”), LMC’s publicly traded units (ticker: “DPHCU”), and any exchange-traded option to purchase or sell LMC’s publicly traded Class A Common Stock.

97.            “Material Claims Settlement” means any settlement, compromise, or other resolution between the Ombudsman and one or more Holders of a General Unsecured Claim with respect to a Claim (i) that is listed on the Debtors’ Schedules (and is not listed as disputed, contingent or unliquidated) and on account of which the Holder Filed a Proof of Claim, where the difference between the amount listed on the Schedules and the Filed Proof of Claim is greater than the lesser of (x) $100,000 and (y) ten percent (10%) of the amount listed on the Schedules, (ii) that is not listed on the Debtors’ Schedules (or is listed on the Schedules as disputed, contingent, or unliquidated), and on account of which the Holder Filed a Proof of Claim, where the face amount of the Proof of Claim is greater than or equal to $100,000, or (iii) where the settlement, compromise, or resolution involves any setoff or recoupment rights of the Debtors or the applicable Holder of a General Unsecured Claim in excess of ten percent (10%) of the amount asserted by the Debtors.

98.            “Net Litigation Proceeds” means the difference between (i) all cash proceeds of the Retained Causes of Action received by the Post-Effective Date Debtors and the Litigation Trustee (if applicable) plus the Non-Cash Retained Causes of Action Proceeds (if any), and (ii) the actual reasonable costs incurred in prosecuting the Retained Causes of Action, including attorneys fees and costs of the Post-Effective Date Debtors or the Litigation Trustee (as applicable) plus the portion of the proceeds of the Retained Causes of Action, if any, required to be paid to the Holders of General Unsecured Claims pursuant to the Plan.

99.            “New Board” means the board of the Post-Effective Date Debtors after the Effective Date, the composition of which shall be identified by the EC, with the consent of the Debtors (such consent not to be unreasonably withheld), and as set forth in the Plan Supplement.

100.            “New Organizational Documents” means the organizational documents of the Post-Effective Date Debtors prepared by the EC after consultation with the Debtors, including the Certificate of Incorporation.

101.            “Non-Cash Retained Causes of Action Proceeds” means an amount of Post-Effective Date Debtor Cash equal to the amount of Distributions whether or not payable that Foxconn would be entitled to on account of the Foxconn Liquidation Preference that (a) Foxconn agrees to waive, surrender, or relinquish, or (b) is permanently Disallowed and/or subordinated to Common Stock by Final Order after the Effective Date in connection with the resolution of one or more Retained Causes of Action.

102.            “Non-Cash Retained Causes of Action Proceeds Threshold” means, on any day, an amount equal to 110% of the Ohio Securities Litigation Remaining Exposure on such date.

103.            “Non-Releasing Putative Class Action Representatives” means, collectively, (1) Andrew Strickland and Joshua Strickland, in their capacities as court-appointed lead plaintiffs in the Post-Petition Securities Action, in their capacities as putative class representatives; and (2) Atri Amin and Benjamin Herbert, in their capacities as lead plaintiffs in the Delaware Shareholder Class Action.

104.            “Offer” means LMC’s Offer of Settlement dated January 30, 2024 (as amended, modified, or supplemented), to resolve claims by the SEC pursuant to the terms and conditions set forth in the OIP.

105.            “Ohio Class Counsel” means Labaton Keller Sucharow LLP.

106.            “Ohio Plan of Allocation” means the Plan of Allocation for the allocation and distribution of the Ohio Securities Class Action Settlement Fund, net of fees and expenses, to the members of the Settlement Class, to be approved by the Ohio Securities Litigation Final Approval Order.

107.            “Ohio Released Directors and Officers” means the Chapter 11 Directors and Officers serving on December 12, 2023. For the avoidance of doubt, none of the defendants already named in the Ohio Securities Litigation, other than David Hamamoto, shall be deemed to be Ohio Released Directors and Officers.

108.            “Ohio Securities Litigation” means the six putative securities class action lawsuits (docket numbers 4:21-cv-616, 4:21-cv-633, 4:21-cv-720, 4:21-cv-760, 4:21-cv-994, and 4:21-cv-1021) filed against LMC, LEVC and certain individuals in the U.S. District Court for the Northern District of Ohio, consolidated into the action styled, In re Lordstown Motors Corp. Securities Litigation, Case No. 4:21-cv-00616 (DAR).

109.            “Ohio Securities Litigation Backstop” means, at any time, an amount equal to the lesser of (a) the Ohio Securities Litigation Remaining Exposure at such time and (b) $5 million. For the avoidance of doubt, the amount of the Ohio Securities Litigation Backstop shall not exceed $5 million in the aggregate.

110.            “Ohio Securities Litigation Backstop Distribution Amount” means an amount equal to the lesser of (a) 16% of the Foxconn Preferred Stock Liquidation Preference Distribution, and (b) the Ohio Securities Litigation Backstop on the date of the applicable Distribution. For the avoidance of doubt, the amount of the Ohio Securities Litigation Backstop Distribution Amount shall not exceed $5 million in the aggregate.

111.            “Ohio Securities Litigation Backstop Reserve” shall have the meaning ascribed to it in Article III.B.5.b of this Plan. For the avoidance of doubt, Cash held in the Ohio Securities Litigation Backstop Reserve shall at no time exceed $5 million in the aggregate.

112.            “Ohio Securities Litigation Claim” means the Claim of the Ohio Settlement Class Allowed pursuant to the Ohio Securities Litigation Stipulation in the aggregate amount of $10 million, without prejudice to claims asserted against any current or future defendant in the Ohio Securities Litigation other than the Debtors and the Ohio Released Directors and Officers. For avoidance of doubt, the Ohio Securities Litigation Claim shall not include the claims asserted in the Delaware Shareholder Class Action, the Post-Petition Securities Class Action, or any Claims held by the Debtors or their estates as of the Petition Date.

113.            “Ohio Securities Litigation Escrow Account” means an escrow account that is a qualified settlement fund and that is maintained at Citibank, N.A. (Private Bank) for the benefit of the Ohio Settlement Class and under the control of Ohio Class Counsel. For the sake of clarity, the Ohio Securities Litigation Escrow Account is a separate and segregated account from the Ohio Securities Litigation Backstop Reserve.

114.            “Ohio Securities Litigation Final Approval Hearing” means a hearing to be conducted by the Bankruptcy Court, after Confirmation and the occurrence of the Effective Date, at which the Bankruptcy Court will consider entry of the Ohio Securities Litigation Final Approval Order.

115.            “Ohio Securities Litigation Final Approval Order” means an order of the Bankruptcy Court approving the Ohio Securities Litigation Settlement on a final basis or, to the extent the Bankruptcy Court declines to enter such an order, an order of the Bankruptcy Court or another court of competent jurisdiction authorizing the allocation and distribution of the Ohio Securities Litigation Fund to the Ohio Settlement Class Members.

116.            “Ohio Securities Litigation Lead Plaintiff” means George Troicky in his capacity as the lead plaintiff in the Ohio Securities Litigation.

117.            “Ohio Securities Litigation Opt-Out Claims” has the meaning set forth in Article III(B)(10) of the Plan.

118.            “Ohio Securities Litigation Payment” means a payment of $3 million to be paid into the Ohio Securities Litigation Escrow Account on the Effective Date.

119.            “Ohio Securities Litigation Preliminary Approval Order” means an order of the Bankruptcy Court, which may be incorporated into the Confirmation Order, (a) approving, among other things, the Ohio Securities Litigation Settlement on a preliminary basis pursuant to Fed. R. Civ. P. 23(e)(1) and Fed. R. Bankr. P. 7023 and (b) granting, among other things, certain relief related thereto, including but not limited to approval of the form and manner of notice to Ohio Settlement Class Members of the Ohio Securities Litigation Settlement and their ability to opt out of the Ohio Settlement Class, which shall be incorporated into the Confirmation Order.

120.            “Ohio Securities Litigation Proofs of Claim” means the Proofs of Claim filed by the Ohio Securities Action Lead Plaintiff in these Chapter 11 Cases.

121.            “Ohio Securities Litigation Release Event” means either that (a) the Post-Effective Date Debtors and the Liquidating Trustee, as applicable, shall have fully and finally resolved all of the Retained Causes of Action, whether by settlement, abandonment or the entry of a Final Order, or (b) the Post-Effective Date Debtors, Foxconn, and the Ohio Securities Litigation Lead Plaintiff (each through counsel) shall have agreed in writing to release funds paid into the Ohio Securities Litigation Backstop Reserve prior to a full and final resolution of the Retained Causes of Action as set forth in (a) of this definition; and, in the case (a) or (b), the aggregate sum of the Ohio Securities Litigation Payment and the Ohio Securities Litigation Supplemental Amount is less than $10 million.

122.            “Ohio Securities Litigation Remaining Exposure” means, on any given date, an amount equal to the difference between $7 million and the amount of Net Litigation Proceeds actually received by the Ohio Settlement Class under the Plan on or prior to such date.

123.            “Ohio Securities Litigation Settlement” means the settlement of the Ohio Securities Litigation provided for in the treatment of Class 10 under the Plan.

124.            “Ohio Securities Litigation Settlement Fund” means the funds in the Ohio Securities Litigation Escrow Account.

125.            “Ohio Securities Litigation Stipulation” means that certain Stipulation between Debtors, Ohio Lead Securities Litigation Plaintiff, Official Committee of Unsecured Creditors, and Official Committee of Equity Security Holders Regarding Ohio Securities Litigation Lead Plaintiff’s Motion to Apply Bankruptcy Rule 7023 to Class Claims and Proofs of Claim Numbers 1368, 1379, 1380, 1394, 1426, and 1434, approved by order of the Bankruptcy Court entered February 5, 2024 [Docket No. 953].

126.            “Ohio Securities Litigation Supplemental Amount” shall mean an amount equal to the lesser of (a) twenty-five percent (25%) of all Net Litigation Proceeds and (b) $7 million.

127.            “Ohio Settlement Class” means all persons and entities that (i) purchased or otherwise acquired LMC’s publicly traded Class A Common Stock (ticker: “RIDE” and prior ticker: “DPHC”), LMC’s publicly traded warrants (ticker: “RIDEW” and prior ticker: “DPHCW”), LMC’s publicly traded units (ticker: “DPHCU”), or any exchange-traded option to purchase or sell LMC’s publicly traded Class A Common Stock during the Ohio Settlement Class Period, and were damaged thereby; and/or (ii) held LMC’s publicly traded Class A Common Stock (ticker: “RIDE” and prior ticker: “DPHC”) on September 21, 2020 and were damaged thereby. Notwithstanding the foregoing, excluded from the Ohio Settlement Class are: (i) any defendants in the Ohio Securities Litigation and the immediate family of any defendant who is an individual, (ii) any current or former officers and/or directors of the Debtors and their immediate family; (iii) any person who is or was a control person, officer or director of LMC or LEVC; (iv) any company, firm, trust, corporation, or other entity in which any defendant in the Ohio Securities Litigation has or had a controlling interest; (v) affiliates of LMC or LEVC, including their employee retirement and benefit plan(s) and their participants or beneficiaries, to the extent they made purchases through such plan(s); (vi) the legal representatives, affiliates, heirs, successors-in-interest, or assigns of any such excluded person or entity in (i)-(iv), in their capacities as such; and (vii) any persons or entities who or which exclude themselves by submitting a timely and valid request for exclusion that is accepted by the Bankruptcy Court.

128.            “Ohio Settlement Class Members” means the members of the Ohio Settlement Class.

129.            “Ohio Settlement Class Period” means the period from August 3, 2020 through July 2, 2021.

130.            “OIP” means that certain Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order, approved by the SEC on February 29, 2024, and filed on the docket in the Chapter 11 Cases at Docket No. 1030.

131.            “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than (i) an Administrative Claim or (ii) a Priority Tax Claim.

132.            “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

133.            “Petition Date” means the date on which the Chapter 11 Cases were commenced.

134.            “Plan” means this Third Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and Its Affiliated Debtors (including the Plan Supplement and all exhibits hereto and thereto), as the same may be amended, modified, supplemented, or amended and restated from time to time.

135.            “Plan Documents” means the documents that aid in effectuating the Plan as specifically identified as such herein and filed with the Bankruptcy Court as specified in Article I.H of the Plan, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof. The Plan Documents include Plan, the Disclosure Statement, Plan Supplement, Confirmation Order and any such other documents identified as Plan Documents herein.

136.            “Plan Objection Deadline” means the date established by the Bankruptcy Court by which objections to Confirmation of the Plan must be Filed.

137.            “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance materially consistent with this Plan, and otherwise acceptable to the Debtors, as may be amended, modified, or supplemented from time to time, including, without limitation, such notices and other documents relating to the approval of the Ohio Securities Litigation Settlement. The Debtors shall be entitled to amend such documents in accordance with their respective terms and Article XIII of this Plan through and including the Effective Date.

138.            “Post-Effective Date Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

139.            “Post-Effective Date Debtor Amount” means an amount of Cash to be agreed to by and among the Debtors, the EC and the UCC on or before the Confirmation Hearing, which shall be used to fund (a) the fees and expenses of the Post-Effective Date Debtors in performing their duties under the Plan, (b) the Claims Ombudsman Expenses and (c) future operational expenses, as permitted by the Plan; provided, that, if the Debtors, the EC and the UCC cannot agree on the amount of the Post-Effective Date Debtor Amount, the Debtors shall disclose their proposed amount in the Plan Supplement (subject to objections from the EC and the UCC) and such amount shall be determined by the Bankruptcy Court at the Confirmation Hearing; provided, further, that the Post-Effective Date Debtor Amount may be increased from time to time as set forth in Article V.E. The initial Post-Effective Date Debtor Amount, if agreed to by the parties, shall be set forth in the Plan Supplement.

140.            “Post-Effective Date Debtor Cash” means the amount of Cash remaining after paying or reserving for the treatment under the Plan of Allowed Administrative Claims, Allowed Other Priority Claims, Allowed Secured Claims, Allowed General Unsecured Claims and the Post-Effective Date Debtor Amount.

141.            “Post-Effective Date LMC” means LMC, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

142.            “Post-Petition Interest” means interest, with respect to Holders of Allowed General Unsecured Claims, accruing from the later of (i) the Petition Date and (ii) the date on which such amounts first became due and owing by the applicable Debtor, until the date the applicable Distribution to such Holder of an Allowed General Unsecured Claim is issued.

143.            “Post-Petition Securities Action” means the putative securities class action filed against the Debtors’ current Chief Executive Officer (Edward Hightower), Chief Financial Officer (Adam Kroll), and Executive Chairman (Daniel Ninivaggi) in the United States District Court for the Northern District of Ohio, styled Bandol Lim et al. v. Edward Hightower et al., No.: 4:23-cv-01454-BYP (N.D. Ohio).

144.            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

145.            “Pro Rata” means, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

146.            “Professional” means an Entity (i) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (ii) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

147.            “Professional Fee Claims” means all Claims for fees and expenses incurred by a Professional on or after the Petition Date through the Effective Date.

148.            “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Claims Estimate.

149.            “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B.

150.            “Professional Fee Claims Estimate” means the aggregate unpaid Professional Fee Claims through the Effective Date as estimated in accordance with Article II.B.2.

151.            “Proof of Claim” means a proof of Claim or Interest that is Filed against any of the Debtors in the Chapter 11 Cases.

152.            “Putative Class Actions” means, collectively, (1) Ohio Securities Litigation; (2) the Delaware Shareholder Class Action; and (3) the Post-Petition Securities Action.

153.            “Quarterly Fees” means the quarterly fees required to be paid to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code and any interest thereon pursuant to 31 U.S.C. § 3717.

154.            “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default.

155.            “Released Party” means each of the following in their capacity as such: (i) the Debtors; (ii) the Post-Effective Date Debtors; (iii) each of the Debtors’ Estates; (iv) the UCC, (v) each of the UCC Members, solely in its capacity as a UCC Member; (vi) the EC; (vii) each of the EC Members, solely in its capacity as an EC Member; and (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), their respective current and former officers, directors, employees, attorneys, accountants, investment bankers, consultants and other professionals other than Excluded Parties, each in its capacity as such; provided that, notwithstanding anything in the foregoing, any Person or Entity that is an Excluded Party shall not be a Released Party; provided further that, notwithstanding anything in the foregoing, any Person or Entity that is entitled to vote on the Plan but does not vote to accept the Plan or otherwise opt in to the releases shall not be a Released Party; provided further that, no defendant in the Ohio Securities Litigation shall be a “Released Party” for purposes of any release provided by any Ohio Settlement Class Members, in their capacities as such, other than the Debtors, the Post-Effective Date Debtors and each of the Ohio Released Directors and Officers.

156.            “Releasing Party” means each of the following in their capacity as such: (i) all Holders of Claims or Interests that vote to accept the Plan, (ii) each of the Ohio Settlement Class Members, including the Ohio Securities Litigation Lead Plaintiff; (iii) all Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the third party releases provided for in Article VIII.D by checking the box on the applicable Ballot or form indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; and (iv) with respect to each of the foregoing Entities in clauses (i), (ii) and (iii), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, each in its capacity as such; provided, however, that the Entities identified in part (iv) shall be Releasing Parties only to the extent the corresponding Entities in parts (i), (ii) and (iii) are legally able to bind such Entities in part (iv) to the releases contained in the Plan under applicable law; provided, further, that, subject to the terms of Article VIII.D, the Non-Releasing Putative Class Action Representatives shall not be deemed to be Releasing Parties; provided further that, Foxconn shall not be deemed to be Releasing Parties.

157.            “Repurchased Vehicles” means vehicles or vehicle parts repurchased by the Debtors pursuant to the Repurchase Order.

158.            “Repurchase Order” means the Order (I) Authorizing, But Not Directing, the Debtors to Repurchase Endurance Trucks from Customers, and (II) Granting Related Relief entered by the Bankruptcy Court on December 7, 2023 [Docket No.790].

159.            “Reserve Increase Motion” shall have the meaning ascribed to it in Article V.E of the Plan.

160.            “Retained Causes of Action” means the Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement, including, (i) the Foxconn Causes of Action, (ii) Causes of Action against Holders of Claims, vendors, and customers; (iii) any Cause of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence and claims made policies, occurrence and claims made contracts, and similar agreements to which any Debtor or Post-Effective Date Debtor is or was a party or pursuant to which any Debtor or Post-Effective Date Debtor has any rights whatsoever, including the Insurance Policies, (iv) any Causes of Action against Former Directors and Officers, (v) all other Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement, and (vi) the Retained Claims Objections. For the avoidance of doubt, the Ohio Securities Litigation Claim is not Retained Causes of Action.

161.            “Retained Claims Objections” means any objection to Allowance of the Claims Filed by (i) the Directors and Officers; (ii) the Securities and Exchange Commission; (iii) Foxconn; (iv) Holders of Section 510(b) Claims; (v) Holders of RIDE Section 510(b) Claims; and (v) any Entity asserting a Claim for contribution or reimbursement.

162.            “RIDE Section 510(b) Claims” means any Claims Filed against any Debtor on the same or similar basis as those set forth in the Post-Petition Securities Action.

163.            “Schedule of Retained Causes of Action” means a schedule of retained Causes of Action filed in connection with the Plan Supplement, in form and substance acceptable to the Debtors.

164.            “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors on August 1, 2023 pursuant to section 521 of the Bankruptcy Code, as such schedules and statements may have been, or in the future may be, amended, modified, or supplemented from time to time.

165.            “SEC” means the U.S. Securities and Exchange Commission.

166.            “Section 510(b) Claim” means any Claim against a Debtor subject to subordination pursuant to Section 510(b) of the Bankruptcy Code, excluding any RIDE Section 510(b) Claims and the Ohio Securities Litigation Claim. For avoidance of doubt, any Ohio Securities Litigation Opt-Out Claims shall be Section 510(b) Claims.

167.            “Secured” means, when referring to a Claim, a Claim secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, in each case, as determined pursuant to section 506(a) of the Bankruptcy Code.

168.            “Secured Claim” means any Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) subject to setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

169.            “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

170.            “Solicitation Procedures Order” means the Order (I) Approving The Disclosure Statement and the Form and Manner of Notice, (II) Approving Plan Solicitation and Voting Procedures, (III) Approving Forms of Ballots, (IV) Approving Form, Manner, and Scope of Confirmation Notices, (V) Establishing Certain Deadlines In Connection With Approval of the Disclosure Statement and Confirmation of the Plan, and (VI) Granting Related Relief [Docket No. 651], entered by the Bankruptcy Court on November 1, 2023 (as amended, modified, or supplemented by order of the Bankruptcy Court from time to time).

171.            “UCC” means the official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102(a) of the Bankruptcy Code, pursuant to Notice of Appointment of Committee of Unsecured Creditors [Docket No. 96], as amended by the Amended Notice of Appointment of Committee of Unsecured Creditors [Docket No. 99], each filed by the U.S. Trustee in the Chapter 11 Cases on July 11, 2023, as such committee may be reconstituted from time to time.

172.            “UCC Members” means (a) Barry L. Leonard & Co. Inc., (b) Superior Cam Inc., (c) SA Automotive Ltd, and any other members of the UCC that may serve from time to time.

173.            “Undeliverable Plan Distributions” means undeliverable or unclaimed Plan Distributions under Article VI.D of the Plan.

174.            “Unimpaired” means, with respect to a Claim or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

175.            “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

176.            “Voting Deadline” means December 12, 2023 at 5:00 p.m. (prevailing Eastern time), as such date and time may be extended in accordance with the provisions of the Solicitation Procedures Order.

B.	Interpretation; Application of Definitions; and Rules of Construction

For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the Plan; (iv) unless otherwise specified herein, all references herein to “Articles” or “Sections” are references to Articles or “Sections” of the Plan or hereto; (v) unless otherwise stated herein, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (vii) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (viii) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan; (ix) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (x) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (xi) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (xii) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (xiii) any immaterial effectuating provisions may be interpreted by the Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control, provided that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party; and (xiv) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors, as applicable, not incorporated or formed (as applicable) in the State of Delaware shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein. Any conversion required to convert foreign currency to United States dollars shall be done using the applicable exchange rates on the Petition Date.

F.	Reference to the Debtors or the Post-Effective Date Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Post-Effective Date Debtors shall mean (i) prior to the Effective Date, the Debtors and, (ii) on or after the Effective Date, the Post-Effective Date Debtors.

G.	Controlling Document

In the event of an inconsistency between the Plan, on the one hand, and (i) the Disclosure Statement or (ii) the Plan Supplement, on the other, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Confirmation Order and the Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control.

H.	Exhibits, Schedules, Appendices and Plan Documents

All exhibits, schedules and appendices to the Plan as well as the Plan Documents and the Plan Supplement are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein. All Plan Documents shall be filed with the Clerk of the Bankruptcy Court no later than seven (7) Business Days prior to the Plan Objection Deadline. Holders of Claims and Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

Lordstown Ballot Processing

c/o KCC

222 N. Pacific Coast Highway

Suite 300

El Segundo, CA 90245

Telephone: (877) 709-4757

Electronically: www.kccllc.net/lordstown/inquiry

ARTICLE II:
ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the classification of Claims and Interests set forth in Article III.

A.	Administrative Claims

Except with respect to Professional Fee Claims and Priority Tax Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor, or after the Effective Date, such Holder and the applicable Post-Effective Date Debtor agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash (i) if such Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date; or (ii) if such Administrative Claim is not Allowed as of the Effective Date, upon entry of an order of the Bankruptcy Court Allowing such Claim, or as soon as reasonably practicable thereafter; provided that, if an Allowed Administrative Claim arises from liabilities incurred by the Debtors’ Estates in the ordinary course of business after the Petition Date, such Claim shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such Claim in the ordinary course.

Except as otherwise provided in this Article II.A or the Bar Date Order, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Post-Effective Date Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date; provided, that the Administrative Claims Bar Date does not apply to (i) Professional Fee Claims or (ii) Quarterly Fees.

The Post-Effective Date Debtors may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. With respect to timely-Filed and properly served Administrative Claims, the Debtors, or the Post-Effective Date Debtors, as applicable, may also choose to object to any Administrative Claim no later than the Administrative Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman (or other party with standing) object to a timely-Filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors or the Post-Effective Date Debtors object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be Allowed and, if so, in what amount.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS OR THEIR PROPERTY, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED DISCHARGED AS OF THE EFFECTIVE DATE.

B.	Professional Fee Claims

1.            Final Fee Applications

All final requests for allowance and payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than the first Business Day that is forty-five (45) days after the Effective Date unless otherwise ordered by the Bankruptcy Court. Any objections to Professional Fee Claims shall be Filed and served no later than twenty-one (21) days after the filing of final requests for allowance and payment of Professional Fee Claims.

2.            Professional Fee Claims Estimate

Professionals shall estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services compensable by the Debtors’ Estates before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

3.            Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash based on their evaluation of the Professional Fee Claims Estimates, and no Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way. The Professional Fee Escrow Account (including funds held in the Professional Fee Escrow Account) (i) shall not be and shall not be deemed property of the Debtors or the Post-Effective Date Debtors and (ii) shall be held in trust for the Professionals and for no other Person or Entity until all Professional Fee Claims have been irrevocably paid in full; provided that funds remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Post-Effective Date Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow Account.

If the amount of funds in the Professional Fee Escrow Account is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow Account by the Post-Effective Date Debtors without any further notice to, action, order, or approval of the Bankruptcy Court or by any other Entity.

4.            Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash, from the Post-Effective Date Debtor Amount, the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Post-Effective Date Debtors, and the Claims Ombudsman, as applicable.

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention, compensation for services rendered, or reimbursement for expenses incurred on or after such date shall terminate, and the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the applicable Debtor agree (whether before or after the Effective Date) to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III:
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification of Claims and Interests

All Claims and Interests, except for Administrative Claims, including Professional Fee Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.B. The Plan shall constitute a separate Plan for each of the Debtors, provided that, the estates of the various Debtors shall be consolidated for the purpose of effectuating distributions under the Plan. For all purposes under the Plan, where applicable, each Class contains a sub-Class for each Debtor. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.C. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim / Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	General Unsecured Claims	Impaired	Entitled to Vote
4	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
5	Foxconn Preferred Stock Interests	Unimpaired	Deemed to Accept
6	Intercompany Interests	Unimpaired	Deemed to Accept
7	Common Stock Interests	Impaired	Entitled to Vote
8	Section 510(b) Claims	Impaired	Entitled to Vote
9	RIDE Section 510(b) Claims	Impaired	Entitled to Vote
10	Ohio Securities Litigation Claim	Impaired	Entitled to Vote

B.	Treatment of Claims and Interests

1.            Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of all Other Priority Claims against the Debtors.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of such Allowed Other Priority Claim, or such Allowed Other Priority Claim has been paid or otherwise satisfied, each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, in an amount equal to such Allowed Other Priority Claim, without interest, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other Priority Claim; and (iii) the date or dates agreed to by the Post-Effective Date Debtors and the Holder of the Allowed Priority Claim.

c.	Voting: Class 1 is Unimpaired, and Holders of Other Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Secured Claims are not entitled to vote to accept or reject the Plan.

2.            Class 2 – Secured Claims

a.	Classification: Class 2 consists of all Secured Claims against the Debtors.

b.	Treatment: Except to the extent that a Holder of an Allowed Secured Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable classification and treatment, at the option of the Post-Effective Date Debtors or the Claims Ombudsman, as applicable, in the exercise of the applicable parties sole and absolute discretion, one of the following treatments shall be provided to each Holder of an Allowed Secured Claim secured by a valid lien:

(i)	the Holder of such Allowed Secured Claim shall retain its lien on its collateral until either such Holder receives the Cash set forth in Section 2(b)(ii) or such Holder’s collateral is abandoned to it as set forth in Section 2(b)(iii) below;

(ii)	on or as soon as practicable after the later of (x) the Effective Date, or (y) the date upon which the Bankruptcy Court enters a final order determining or allowing such Secured Claim, or as otherwise agreed between the Holder of such Allowed Secured Claim and the Post-Effective Date Debtors, the Holder of such Allowed Secured Claim will receive Cash, in an amount equal to the amount of its Allowed Secured Claim in full satisfaction, release, and discharge of such secured claim; or

(iii)	the collateral securing such Allowed Secured Claim shall be abandoned to such Holder, in full satisfaction, release, and discharge of such secured claim.

Any portion of any Secured Claim that is not secured by collateral or the proceeds thereof shall constitute a General Unsecured Claim to the extent it is allowed.

c.	Voting: Class 2 is Unimpaired, and Holders of Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Secured Claims are not entitled to vote to accept or reject the Plan.

3.            Class 3 – General Unsecured Claims

a.	Classification: Class 3 consists of all General Unsecured Claims against the Debtors.

b.	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive its Pro Rata share of the Debtors’ Cash, including, without limitation, Cash generated by or that constitutes the proceeds of assets acquired by the Post-Effective Date Debtors after the Effective Date (without regard to the particular Debtor against which such Claim is Allowed and excluding the Post-Effective Date Debtor Amount), after:

(i)	the satisfaction of the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Secured Claims, and

(ii)	the Professional Fees Escrow Account is funded or all Professional Fee Claims are satisfied.

Post-Petition Interest to Holders of Allowed General Unsecured Claims shall be paid as follows:

(A)	To the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, plus Post-Petition Interest at the Federal Judgment Rate in full on such Allowed General Unsecured Claims, then Holders of such Allowed General Unsecured Claims shall be entitled to payment in full of Post-Petition Interest at the Federal Judgment Rate.

(B)	To the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, and some, but not all, Post-Petition Interest on such Claims at the Federal Judgment Rate, then Holders of such Allowed General Unsecured Claims shall be entitled to their Pro Rata share of Post-Petition Interest at the Federal Judgment Rate.

For the avoidance of any doubt, to the extent there is sufficient Cash for Distribution after satisfaction of (i) and (ii) above, it is the Debtors’ intent to pay all Allowed General Unsecured Claims in full, with interest as set forth above.

c.	Voting: Class 3 is Impaired, and Holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

4.            Class 4 – Intercompany Claims

a.	Classification: Class 4 consists of all Intercompany Claims, which shall be Allowed, if at all, in amounts to be determined by the Post-Effective Date Debtors.

b.	Treatment: Each Allowed Intercompany Claim shall, at the option of the Post-Effective Date Debtors, be:

(i)            Reinstated; or

(ii)	set off, settled, distributed, addressed, converted to equity, contributed, cancelled or released.

c.	Voting: Class 4 is Unimpaired by the Plan. Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

5.            Class 5 – Foxconn Preferred Stock Interests

a.	Classification: Class 5 consists of all Foxconn Preferred Stock Interests in the Debtors.

b.	Treatment: On the Effective Date, all Allowed Foxconn Preferred Stock Interests shall be Reinstated and Unimpaired in all respects and the Certificate of Incorporation, including the Certificate of Designation, shall be binding on LMC and the Holder of the Foxconn Preferred Stock Interests; provided, that no Distributions shall be made to the Holder of the Foxconn Preferred Stock until such Foxconn Preferred Stock Interests are Allowed (if at all) and such Distributions shall only be from Post-Effective Date Debtor Cash.

Without limiting the generality of the foregoing, the Holder of the Foxconn Preferred Stock Interests has agreed that, until the Foxconn Release Event has occurred, the Post-Effective Date Debtors shall pay any Foxconn Preferred Stock Liquidation Preference Distribution up to the amount in the aggregate of the Ohio Securities Litigation Backstop Distribution Amount as set forth in this paragraph.  If a Foxconn Preferred Stock Liquidation Preference Distribution becomes payable prior to the occurrence of an Ohio Securities Litigation Release Event, then the Post-Effective Date Debtors shall pay the applicable Ohio Securities Litigation Backstop Distribution Amount into a reserve (the “Ohio Securities Litigation Backstop Reserve”).  If a Foxconn Preferred Stock Liquidation Preference Distribution becomes payable on or after the Ohio Securities Litigation Release Event, then the Post-Effective Date Debtors shall pay the applicable Ohio Securities Litigation Backstop Distribution Amount (along with any amounts in the Ohio Securities Litigation Backstop Reserve) to the Ohio Settlement Class as set forth in Article III.B.10.b. of the Plan.  The Post-Effective Date Debtors shall pay the Foxconn Preferred Liquidation Preference Distribution amount in excess of the Ohio Securities Litigation Backstop Distribution Amount to the Holder of the Foxconn Preferred Stock Interests.  Under no circumstances shall the amounts in the aggregate paid into the Ohio Securities Litigation Backstop Reserve or to the Ohio Settlement Class on account of such Foxconn Liquidation Preference Distribution exceed the Ohio Securities Litigation Backstop.  The treatment set forth in this Article III.B.5 shall be binding upon any successor to, or assignee of, the Holder of the Foxconn Preferred Stock Interests.

Notwithstanding the foregoing and for the avoidance of any doubt, the Post-Effective Date Debtors shall adhere to the reserve requirements established under this Plan in connection with Disputed Claims and Interests, including, without limitation, those set forth in Articles VII.C, VII.H and VII.I of the Plan. The Post-Effective Date Debtor may, from time to time, upon ten (10) days’ written notice to the Holder of the Foxconn Preferred Stock Interests and the Ohio Securities Litigation Lead Plaintiff, reduce the Ohio Securities Litigation Backstop Reserve to reflect changes in the Ohio Securities Litigation Backstop and any amount from the Ohio Securities Litigation Backstop Reserve released as a result of such reduction shall be paid to the Holder of the Foxconn Preferred Stock Interests. The Ohio Securities Litigation Backstop Reserve shall be released by the Post-Effective Date Debtors to the Ohio Settlement Class in an amount equal to the Ohio Securities Litigation Backstop solely upon the occurrence of an Ohio Securities Litigation Release Event. The balance of the funds remaining in the Ohio Securities Litigation Backstop Reserve, if any, shall be released to the Holder of the Allowed Foxconn Preferred Stock Interests in its entirety upon the occurrence of a Foxconn Release Event. For the avoidance of any doubt, Foxconn shall have no obligation to make any Cash payments, have any obligations with respect to the Ohio Settlement Class whatsoever (except to permit the funding of the Ohio Securities Litigation Backstop Reserve by the Post-Effective Date Debtors, as set forth herein), or have any obligations with respect to the administration of the Ohio Securities Litigation Backstop Reserve.

Nothing in this Article III.B.5.b shall impair any rights of the Post-Effective Date Debtors or the Litigation Trustee to prosecute or settle any of the Retained Causes of Action and any such prosecution or settlement shall be at the sole discretion of the Post-Effective Date Debtors or Litigation Trustee, as the case may be. Nothing in this Article III.B.5.b shall require or prevent any Distributions to the Holders of Allowed Foxconn Preferred Stock Interests.

c.	Voting: Class 5 is Unimpaired by the Plan and Holders of Foxconn Preferred Stock Interests shall be deemed to have accepted the Plan.

6.            Class 6 – Intercompany Interests

a.	Classification: Class 6 consists of all Intercompany Interests.

b.	Treatment: On the Effective Date, all Intercompany Interests shall be reinstated and be Unimpaired in all respects, but no distribution shall be made thereon until Classes 1 – 3 have been satisfied.

c.	Voting: Class 6 is Unimpaired by the Plan, and Holders of Intercompany Interests shall be deemed to have accepted the Plan.

7.            Class 7 – Common Stock Interests

a.	Classification: Class 7 consists of all Common Stock Interests in the Debtors.

b.	Treatment: On the Effective Date, all Allowed Common Stock Interests in the Debtors shall be retained, subject to the terms of the New Organizational Documents, which may be amended pursuant to Article V.H of the Plan, among other things, so as to implement the operative provisions of the Final Trading Order upon the Effective Date as to Common Stock Interests and to make certain modifications to the size and election process as to the New Board. For the avoidance of any doubt, Holders of Allowed Common Stock Interests shall only receive Distributions from Post-Effective Date Debtor Cash.

c.	Voting: Class 7 is Impaired by the Plan, and Holders of Common Stock Interests are entitled to vote to accept or reject the Plan.

8.            Class 8 – Section 510(b) Claims

a.	Classification: Class 8 consists of all Section 510(b) Claims against the Debtors.

b.	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed Section 510(b) Claim shall receive a number of shares of Common Stock Interests equal to (i) such Holder’s Allowed Section 510(b) Claim minus any amounts received by such Holder from any insurance or other third parties divided by the product of (A) the volume weighted average share price of the Common Stock Interest during the Ohio Settlement Class Period and (B) 15. Notwithstanding the foregoing, the Debtors may elect, at their discretion, to pay such Holder Post-Effective Date Debtor Cash in an amount equal to the number of shares of Common Stock Interests to which such Holder is entitled pursuant to this paragraph multiplied by the volume weighted average share price of the Common Stock Interest during the thirty (30) days following the Effective Date.

Any treatment set forth in this Article III.B.8 shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any class certified in connection with the Delaware Shareholder Class Action, if any.

c.	Voting: Class 8 is Impaired by the Plan, and Holders of Section 510(b) Claims are entitled to vote to accept or reject the Plan.

9.            Class 9 – RIDE Section 510(b) Claims

a.	Classification: Class 9 consists of all RIDE Section 510(b) Claims against the Debtors.

b.	Treatment: The Plan shall constitute an objection to each RIDE Section 510(b) Claim. On or after the Effective Date, Holders of Allowed RIDE Section 510(b) Claims, if and solely to the extent Allowed, may recover solely from available insurance coverage from applicable Insurance Policies until such Insurance Policies have been completely exhausted.

c.	Voting: Class 9 is Impaired by the Plan, and Holders of RIDE Section 510(b) Claims are entitled to vote to accept or reject the Plan.

10.            Class 10 – Ohio Securities Litigation Claim

a.	Classification: Class 10 consists of the Ohio Securities Litigation Claim against the Debtors.

b.	Treatment: Subject to Article V.U.4, in full and complete settlement of the Ohio Securities Litigation Claim against the Debtors (but without prejudice to any claims asserted against any current or future defendants in the Ohio Securities Litigation other than the Debtors or the Ohio Released Directors and Officers), (a) the Debtors shall, on the Effective Date, pay into the Ohio Securities Litigation Escrow Account the Ohio Securities Litigation Payment from Post-Effective Date Debtor Cash; (b) the Post-Effective Date Debtors or the Litigation Trustee, as applicable, shall pay the Ohio Securities Litigation Supplemental Amount, when and as received, into the Ohio Securities Litigation Escrow Account; and (c) solely on the terms and conditions set forth in Article III.B.5.b, the Post-Effective Date Debtors shall pay into the Ohio Securities Litigation Escrow Account, the Ohio Securities Litigation Backstop Distribution Amount from the Ohio Securities Litigation Backstop Reserve. The Ohio Securities Litigation Lead Plaintiff shall seek authority to distribute the net proceeds in the Ohio Securities Litigation Settlement Fund after the deduction of notice and administration expenses and attorneys’ fees and expenses, through the Ohio Securities Litigation Final Approval Order, as set forth in Article V.U below.

Within 10 days following the Effective Date, the Ohio Securities Litigation Lead Plaintiff and the Post-Effective Date Debtors will enter into a confidentiality agreement in form and substance reasonably acceptable to both of the parties. The Post-Effective Date Debtors shall provide written notice (the “Adequate Protection Notice”) as soon as practicable, to the Ohio Securities Litigation Lead Plaintiff, Ohio Class Counsel, Lowenstein Sandler LLP, Foxconn, Allen & Overy LLP, and the Claims Ombudsman of any of the following: (a) the Post-Effective Date Debtor reasonably anticipates in good faith that within forty-five (45) days of the Adequate Protection Notice, the amount of Post-Effective Date Debtor Cash to be equal to or less than the Non-Cash Retained Causes of Action Proceeds Threshold and/or (b) the Post-Effective Date Debtor intends to consummate within forty-five (45) days of the Adequate Protection Notice, or such shorter time as is commercially reasonable and necessary, a transaction that will result in the amount of Post-Effective Date Debtor Cash remaining after the consummation of such transaction to fall below the Non-Cash Retained Causes of Action Proceeds Threshold (such determinations being made without taking into account any contingent recoveries on account of Retained Causes of Action).

The Adequate Protection Notice shall contain a proposal by the Post-Effective Date Debtors to provide adequate protection to the Ohio Settlement Class in an amount equal to but not to exceed the Ohio Securities Litigation Remaining Exposure as of the date of such Adequate Protection Notice to secure the obligation of the Post-Effective Date Debtors to pay any Non-Cash Retained Causes of Action Proceeds that may become payable pursuant to this Article III.B.10.b of the Plan, it being understood that any adequate protection granted pursuant to this paragraph shall be junior to the rights of Holders of General Unsecured Claims to be paid in full, with interest, as set forth in the Plan.  Such adequate protection may be provided in the form of a letter of credit or other credit support, including a lien on all or a portion of the assets of the Post-Effective Date Debtors.  The Adequate Protection Notice shall specify the timing for providing the proposed form of adequate protection.  If the proposed adequate protection is not being provided on or before the closing of the transaction or occurrence of any other event contemplated by the Adequate Protection Notice (the “Closing”), the Adequate Protection Notice shall provide an explanation for such timing.  The adequate protection provided hereunder shall be reduced from time to time in the event of a reduction of the Ohio Securities Litigation Remaining Exposure.  If the Ohio Securities Litigation Lead Plaintiff accepts the adequate protection proposed by the Post-Effective Date Debtors, the Post-Effective Date Debtors shall provide, on the terms (including form and timing) set forth in the Adequate Protection Notice, adequate protection to the Ohio Securities Litigation Lead Plaintiff.  If the Ohio Securities Litigation Lead Plaintiff disputes the adequacy of the proposed adequate protection, and the parties are unable to resolve such dispute, the Ohio Securities Lead Plaintiff shall file a motion requesting that the Bankruptcy Court determine the appropriate form of adequate protection required hereunder (the “Adequate Protection Motion”), in sufficient time for the Adequate Protection Motion to be heard and decided within forty-five (45) days of the Adequate Protection Notice; provided, that the Post-Effective Date Debtors shall utilize commercially reasonable efforts to first obtain an irrevocable letter of credit as adequate protection and, that the Ohio Securities Litigation Lead Plaintiff shall be conclusively deemed to have accepted the adequate protection provided in the Adequate Protection Notice and shall have no right to dispute such adequate protection if the adequate protection is in the form of an irrevocable standby letter of credit provided at or before the Closing by a domestic bank with not less than $50 billion of equity capital in the amount of the Ohio Securities Litigation Remaining Exposure with the sole drawing condition thereunder being a certification by the Ohio Securities Litigation Lead Plaintiff or his counsel, stating that Non-Cash Retained Causes of Action Proceeds are payable pursuant to the Plan and specifying the amount thereof, which certification may only be issued upon seven (7) calendar days’ notice to the Post-Effective Date Debtors.  Nothing in the Plan shall limit Foxconn’s standing to object to the Adequate Protection Motion, and the rights of all parties to challenge Foxconn’s standing are reserved. The Post-Effective Date Debtors shall consent to shortened notice on the Adequate Protection Motion of not less than three (3) business days. If such motion is not resolved within forty-five (45) days of the Adequate Protection Notice, the Post-Effective Date Debtors shall provide such adequate protection to the Ohio Securities Litigation Lead Plaintiff in at least the form, and on the timing, set forth in the Adequate Protection Notice, subject to any further remedy or adequate protection subsequently determined by the Bankruptcy Court.  Any Cash in reserves established under this Plan in connection with the Disputed Claims, including pursuant to Article VII.I of the Plan, and Foxconn Preferred Stock Interests, including pursuant to Article VII.H of the Plan, shall be excluded from any liens on the assets of the Post-Effective Date Debtors granted as adequate protection.

By virtue of the Ohio Securities Litigation Preliminary Approval Order, Ohio Settlement Class Members shall be provided with the option to opt out of the Ohio Settlement Class. Any Claims of putative Ohio Settlement Class members that opt out of the Ohio Settlement Class (“Ohio Securities Litigation Opt-Out Claims”) shall not be included within the Ohio Securities Litigation Claim, shall be treated as Section 510(b) Claims and shall receive the treatment provided in the Plan to Section 510(b) Claims if and when such Claims become Allowed.

Any class member that validly opts out of the Ohio Settlement Class pursuant to the Ohio Securities Litigation Preliminary Approval Order but did not file a proof of claim by the applicable Bar Date must file a motion within 30 days after submitting such class member’s opt-out election seeking an order of the Bankruptcy Court permitting them to file a late proof of claim, or such class member shall be deemed forever barred by this Plan and the Confirmation Order from asserting such Ohio Securities Litigation Opt-Out Claim against the Debtors, subject to the rights of the Post-Effective Date Debtors and all other parties in interest to oppose such requested relief, which rights are fully preserved.

The sole source of recovery for Ohio Settlement Class Members on account of the Ohio Securities Litigation Claim and their claims against the Ohio Released Directors and Officers is the treatment set forth in this Article III.B.10. Without limiting the generality of the foregoing and as part of the consideration provided by the Ohio Settlement Class Members in connection with the settlement of the Ohio Securities Litigation Claim, on the Effective Date, the Ohio Settlement Class Members shall constitute Releasing Parties and shall be bound by the provisions set forth in Article VIII, including the discharge set forth in Article VIII.B, the releases set forth in Article VIII.D and the injunctive provisions set forth in Article VIII.F. For the avoidance of any doubt, nothing in the Plan or Confirmation Order shall impact the claims and causes of action in the Ohio Securities Litigation against any defendant in such action that is not one of the Debtors or Ohio Released Directors and Officers.

To the extent that a Person is an Ohio Settlement Class Member and is also the Holder of another Claim or Interest against the Debtors not in Class 10, nothing contained in this Article III.B.10 shall prejudice the rights of such Holder of an Ohio Securities Litigation Claim from receiving the treatment in respect of such other Claim or Interest that is provided pursuant to the Plan. For the avoidance of any doubt, nothing in this Article III.B.10 shall impact the treatment of any Holder of a Common Stock Interest pursuant to Class 7 of the Plan.

The treatment set forth in this Article III.B.10 shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any class certified in connection with the Delaware Shareholder Class Action, if any.

Nothing herein shall limit the right of the Post-Effective Date Debtors or Litigation Trustee, as applicable, to prosecute and settle any Retained Causes of Action and any prosecution and settlement of such Retained Causes of Action shall be at the sole discretion of the Post-Effective Date Debtors or the Litigation Trustee, as applicable.

c.	Voting: Class 10 is Impaired by the Plan. The Ohio Securities Litigation Lead Plaintiff shall be entitled to vote and has agreed to accept the treatment set forth in Paragraph 10.b pursuant to the Ohio Securities Litigation Stipulation.

C.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

D.	Separate Classification of Secured Claims

Each Secured Claim, to the extent secured by a Lien on collateral different from the collateral securing another Secured Claim, shall be treated as being in a separate sub-Class for purposes of receiving distributions under this Plan.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

F.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV:
ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS

A.	Classes Entitled to Vote

Holders of General Unsecured Claims (Class 3), Common Stock Interests (Class 7), Section 510(b) Claims (Class 8), RIDE Section 510(b) Claims (Class 9), and Ohio Securities Litigation Claims (Class 10) are entitled to vote on the Plan. Further, the Ohio Securities Litigation Lead Plaintiff shall be entitled to elect the treatment set forth in Class 10. Any Holder of a Claim that has been objected to may file a motion pursuant to Bankruptcy Rule 3018 for an order temporarily allowing such Claim solely for purposes of voting to accept or reject the Plan in accordance with the procedures to be set forth in the order approving the Disclosure Statement, including any deadlines set forth therein. Class 1, Class 2, Class 4, Class 5, and Class 6 are deemed to have accepted the Plan.

The Debtors have requested that the Bankruptcy Court adopt a presumption that if no Holder of a Claim or Interest in a Class of Claims or Interests eligible to vote in a particular Class timely submits a timely Ballot to accept or reject the Plan, then the applicable Class will be deemed to have accepted the Plan. Accordingly, if any Holder of a Claim or Interest in Class 3, Class 7, Class 8, Class 9, or Class 10 does not wish such a presumption to apply with respect to any Class for which such Holder holds a Claim, then the Holder should timely submit a Ballot accepting or rejecting the Plan for any such Class.

B.	Class Acceptance Requirement

Class 3 Class 8, Class 9, and Class 10 shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan. Class 7 shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount in such Class that have voted on the Plan.

C.	Cramdown and No Unfair Discrimination

In the event that any impaired Class of Claims or Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors hereby request, without any delay in the occurrence of the Confirmation Hearing or Effective Date, that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief.

ARTICLE V:
MEANS FOR IMPLEMENTATION

A.	Consolidation for Distribution Purposes Only

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ Chapter 11 Cases for the limited purpose of making Distributions. For all other purposes, this Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor in all respects other than for Distributions. Upon the entry of the Confirmation Order, the claims register maintained in the various Chapter 11 Cases shall be deemed consolidated into a single claims register in respect of the consolidated Estate. Further, Claims asserted against multiple Debtors, including Claims based on joint and several liability and guarantee and/or surety Claims shall be deemed to constitute a single Claim against the consolidated Estate. Notwithstanding the substantive consolidation for the limited purpose of making Distributions contemplated herein, on and after the Effective Date the Debtors will each continue as separate post-effective date entities after emergence from the Chapter 11 Cases.

B.	Post-Effective Date Status

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on and after the Effective Date, each of the Debtors shall continue to exist as a Post-Effective Date Debtor and as separate corporations, limited liability companies, or other form of entity, as the case may be, pursuant to applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed. Each Post-Effective Date Debtor shall retain all of its corporate, limited liability company or other entity powers under applicable non-bankruptcy law and previously applicable organizational documents provided in connection with the Plan or Plan Supplement, and without prejudice to any right to amend its charter, dissolve, merge or convert into another form of business entity, or to alter or terminate its existence.

On and after the Effective Date, subject to the terms and conditions of the Plan, the Post-Effective Date Debtors shall be permitted to conduct new business without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules.  In addition, the Post-Effective Date Debtors and the Claims Ombudsman, as applicable, shall be authorized to implement the terms of the Plan as set forth herein, including, without limitation, to maximize the value of the debtors by prosecuting causes of action and operating in the ordinary course of business.

C.	Sources of Consideration for Distributions

Following the Effective Date, the Post-Effective Date Debtors shall be authorized, in their sole discretion, subject to the terms and conditions of the Plan, to operate in the ordinary course of business, including monetization of the Debtors’ Retained Causes of Action and other assets. The Post-Effective Date Debtors shall fund Distributions to Holders of Claims and Interests from all Assets (including, without limitation, Cash generated by or that constitutes the proceeds of assets acquired by the Post-Effective Date Debtors after the Effective Date), which include, but are not limited to, (i) Cash on hand as of the Effective Date, (ii) proceeds from the sale of the Debtors’ assets, provided, however, that any proceeds from the sale of Repurchased Vehicles shall be distributed in accordance with Paragraph 4 of the Repurchase Order, (iii) proceeds from Retained Causes of Action and (iv) insurance proceeds received by the Post-Effective Date Debtors. In addition, the Post-Effective Date Debtors shall be authorized to reserve the Post-Effective Date Amount to fund the Post-Effective Date Debtors. The Post-Effective Date Amount shall be used to pay the costs of administering the Post-Effective Date Debtors and may be increased consistent with the provisions set forth in Article V.E of the Plan. Subject to and in accordance with the terms of the Plan, the Post-Effective Date Debtor Cash may be used to make Distributions (if any) to Holders of Foxconn Preferred Stock, Holders of Common Stock Interests and Holders of Allowed Section 510(b) Claims, or to fund one or more post-Effective Date transactions to optimize the tax efficiency of the Debtors, subject to the terms and conditions of the New Organizational Documents, including the Certificate of Designation.

D.	Claims Ombudsman

1.	Appointment of Claims Ombudsman

The Claims Ombudsman’s retention shall commence on the Effective Date and shall continue until the earliest of: (i) the Bankruptcy Court enters an order closing the Chapter 11 Cases; (ii) the Bankruptcy Court enters an order removing the Claims Ombudsman for cause (as defined below); (iii) the Claims Ombudsman voluntarily resigns, upon notice filed with the Bankruptcy Court, and a successor Claims Ombudsman is appointed in accordance with the Plan; or (iv) all General Unsecured Claims have been either Allowed or Disallowed, and all Allowed General Unsecured Claims have been satisfied pursuant to the terms of the Plan. The Claims Ombudsman shall be a fiduciary of Holders of General Unsecured Claims.

2.            Authority of Claims Ombudsman

Subject to this Article V.D, the Claims Ombudsman shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement the following duties related to the administration of General Unsecured Claims:

a.	subject to Article VII, including, but not limited to, Article VII.A, except to the extent General Unsecured Claims have been previously Allowed, control and effectuate the reconciliation process with respect to General Unsecured Claims in accordance with the terms of this Plan, including to object to, seek to subordinate, compromise or settle any and all General Unsecured Claims against the Debtors (including Retained Claims Objections but only to the extent that they relate to General Unsecured Claims as set forth in the last paragraph of this Section), provided that the Claims Ombudsman shall consult with the Post-Effective Date Debtors and the UCC prior to entering into any Material Claims Settlement as set forth in Article V.D.3;

b.	prepare, file, and prosecute any necessary filings or pleadings with the Bankruptcy Court to carry out the duties of the Claims Ombudsman as described herein, including by filing and prosecuting objections to General Unsecured Claims;

c.	retain professionals to assist in performing its duties under the Plan;

d.	maintain records regarding the reconciliation process with respect to General Unsecured Claims;

e.	incur and pay reasonable and necessary expenses in connection with the performance of duties under this Plan, including the reasonable fees and expenses of professionals retained by the Claims Ombudsman;

f.	perform other duties and functions that are consistent with the performance of the Claims Ombudsman’s duties and implementation of the Plan;

g.	object to any increases in the Post-Effective Date Debtor Amount as set forth in Article V.E; and

h.	effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan.

All rights not expressly delegated to the Claims Ombudsman under this Article V.D or elsewhere in the Plan are expressly reserved to the Post-Effective Date Debtors, including, without limitation, all rights set forth in Article V.E, Article V.G, and Article VII.A below. For the avoidance of any doubt and without limiting the foregoing, the Claims Ombudsman shall have no authority to prosecute the Foxconn Causes of Action or any other Retained Causes of Action; receive or compromise any deposits (except pursuant to setoff or recoupment in connection with a General Unsecured Claim); object to, reconcile, compromise, settle, assert rights or defenses in connection with, or seek to Allow or Disallow any Claim subject to a Retained Claims Objection; provided, that, if a Retained Claims Objection relates to a Claim Seeking Allowance of a General Unsecured Claim, any objection, compromise or settlement of such Claim may be jointly prosecuted and implemented by the Post-Effective Date Debtors and the Claims Ombudsman, or by either of them with the consent of the other; administer any tax assets of the Post-Effective Date Debtors or have any corporate governance function in connection with any post-effective date business carried on by the Post-Effective Date Debtors.

3.              Reporting and Consultation Obligations of the Claims Ombudsman

The Claims Ombudsman shall report all material matters concerning the reconciliation of or Distributions on account of General Unsecured Claims to the Post-Effective Date Debtors and the UCC, which reporting shall include: (i) a list of the Claims that have been Allowed, Disallowed, or Expunged during the applicable reporting period, (ii) a list of Disputed Claims that have yet to be resolved, (iii) the aggregate amount of Distributions during the applicable reporting period, and (iv) the aggregate amount of expected Distributions during the next reporting period. Without limitation to any consultation or consent obligations of the Claims Ombudsman specified herein, the Claims Ombudsman shall consult with the Post-Effective Date Debtors and the UCC on all material decisions concerning the reconciliation of, or Distributions on account of General Unsecured Claims. For the avoidance of any doubt, the Claims Ombudsman shall provide, to the UCC, any notice sent by the Post-Effective Date Debtors to the Claims Ombudsman.

The Debtors or the Post-Effective Date Debtors, as applicable, and the Claims Ombudsman shall cooperate with respect to administration of the Disputed General Unsecured Claims. Prior to reaching a Material Claims Settlement with respect to any Disputed General Unsecured Claim, the Claims Ombudsman must provide ten (10) business days’ written notice to the Post-Effective Date Debtors and the UCC containing the material terms of such proposed settlement or compromise. To the extent the Post-Effective Date Debtors or the UCC object to the proposed compromise or settlement, the Post-Effective Date Debtors or the UCC, as applicable, may file a pleading with the Bankruptcy Court objecting to such settlement or compromise. Pending resolution of any such objection, the Claims Ombudsman shall not make any distribution on account of the subject Disputed General Unsecured Claim.

4.              Indemnification of Claims Ombudsman

Each of the Post-Effective Date Debtors shall indemnify and hold harmless the Claims Ombudsman solely in its capacities as such for any losses incurred in such capacity, except to the extent such losses were the result of the Claims Ombudsman’s bad faith, gross negligence, willful misconduct or criminal conduct.

E.	Post-Effective Date Matters

On and after the Effective Date, the Post-Effective Date Debtors may and shall be authorized to, subject to applicable non-bankruptcy law and consistent with the implementation of this Plan, engage in post-Effective Date operations in their discretion, including, without limitation, entering into one or more transactions to optimize the tax efficiency of the Debtors and Post-Effective Date Debtors’ Estates. The costs of administering the Post-Effective Date Debtors shall be paid from the Post-Effective Date Debtor Amount. Any other costs incurred in connection with such operations, including the funding of a transaction to maximize the Debtors’ tax attributes may be funded from Post-Effective Date Debtor Cash. After the Effective Date, the New Board may, at its discretion and from time to time, increase the Post-Effective Date Debtor Amount from the Post-Effective Date Debtor Cash for the purpose of funding Post-Effective Date Debtor operations and the prosecution of Retained Causes of Action, subject to any applicable laws; provided, that until General Unsecured Claims are satisfied in full (inclusive of any applicable interest) in accordance with the terms of this Plan, the Post-Effective Date Debtor shall provide at least fifteen (15) calendar days’ prior written notice to the Claims Ombudsman of any such proposed increase. The Claims Ombudsman may, after consulting with the UCC, object or consent to any such proposed increase within such fifteen (15) day period. If the Claims Ombudsman timely objects to a proposed increase in the Post-Effective Date Debtor Amount, such increase shall only be effective if agreed to by the Claims Ombudsman, after consultation with the UCC, or if approved by the Bankruptcy Court. If the Claims Ombudsman does not timely object to any proposed increase in the Post-Effective Date Debtor Amount, the Post-Effective Date Debtor Amount shall be deemed to be increased as proposed in the applicable written notice without the need for any further action or approval of the Bankruptcy Court.

If at any time during the GUC Reserve Adjustment Period, the Claims Ombudsman determines in good faith that the reserve established under the Plan for the payment of Allowed and Disputed General Unsecured Claims (the “GUC Reserve”) is inadequate to satisfy the reserve requirements of Article VII.I of the Plan (the “Claims Reserve Requirements”), including the requirement of reserves for the payment of Disputed Claims by withholding 100% of the Distributions to which Holders of such Disputed Claims would be entitled if such Disputed Claims were Allowed Claims as set forth in Article VII.I of the Plan, the Claims Ombudsman shall send the Post-Effective Date Debtors a written notice proposing to increase the GUC Reserve from Post-Effective Date Debtor Cash only in the amount it believes is no greater than the amount required to comply with such Article VII.I, including the requirement of reserves for the payment of Disputed Claims by withholding 100% of the Distributions to which Holders of such Disputed Claims would be entitled if such Disputed Claims were Allowed Claims as set forth in Article VII.I of the Plan; provided, that the aggregate amount of any and all such increases over the GUC Reserve Adjustment Period shall not exceed $5 million. The Post-Effective Date Debtors shall have fifteen (15) calendar days to object to such increase by sending written notice to the Claims Ombudsman of their objection. If the Post-Effective Date Debtors timely object to such increase, the Claims Ombudsman shall be authorized to file a motion (a “Reserve Increase Motion”) with the Bankruptcy Court seeking the increase to the GUC Reserve set forth in the applicable notice and such increase to the GUC Reserve shall only become effective upon order of the Bankruptcy Court. If the Post-Effective Date Debtors do not timely object to the proposed increase to the GUC Reserve set forth in the applicable notice, the GUC Reserve shall be deemed increased as proposed in the applicable written notice without the need for any further action or approval of the Bankruptcy Court. For the avoidance of any doubt, it is expressly understood that the GUC Reserve may only be increased from Post-Effective Date Debtor Cash. For the further avoidance of doubt, notwithstanding any adjustment to the GUC Reserve as described herein, in the event that the GUC Reserve is insufficient to pay all Allowed General Unsecured Claims in full, with interest as provided in Article III.B.3.b of the Plan, any deficiency shall be payable from all Assets of the Post-Effective Date Debtors as set forth in Article V.C hereof.

In addition to the foregoing, during the GUC Reserve Adjustment Period, subject to the entry of a confidentiality agreement reasonably acceptable to the Post-Effective Date Debtors and the Claims Ombudsman, the Post-Effective Date Debtors shall provide the Claims Ombudsman with (a) at least twenty-one (21) days prior written notice of the intent to make Distributions from Post-Effective Date Debtor Cash to the Holders of Interests in Class 7, (b) at least fifteen (15) days prior written notice of the intent to make Distributions from Post-Effective Date Debtor Cash to the Holders of Claims or Interests in Class 5 and/or Class 8 and (c) at least fifteen (15) days prior written notice of the intent to enter into any transaction, or series of transactions, funded by Post-Effective Date Debtor Cash the aggregate amount of which is in excess of $5 million. If a Reserve Increase Motion is pending in the Bankruptcy Court on the expiration of a notice period described in the preceding sentence, the Post-Effective Date Debtors shall not consummate the transactions described in the applicable notice until such Reserve Increase Motion is resolved by the Bankruptcy Court, unless consummating such transaction would not prevent the Post-Effective Date Debtors’ from increasing the GUC Reserve as requested in such Reserve Increase Motion. During the GUC Reserve Adjustment Period, subject to the entry of a confidentiality agreement reasonably acceptable to the Post-Effective Date Debtors and the Claims Ombudsman, the Post-Effective Date Debtors shall also promptly provide the Claims Ombudsman with a copy of any Adequate Protection Notice sent by the Post-Effective Date Debtors to pursuant to Article III.B.10 of the Plan.

The GUC Reserve shall be automatically reduced from time to time, (i) in the amount of any Allowed Claim (or portion thereof) that is paid in Cash, at the time such Allowed Claim (or portion thereof) is paid; (ii) with respect to any Claim listed in a definite amount on the schedule of Claims attached to the Plan Supplement as Exhibit J, any amount of such Claim that is Disallowed, at the time of such Disallowance. The Claims Ombudsman and the Post-Effective Date Debtors shall meet and confer no less frequently than once per calendar quarter to discuss whether the GUC Reserve should be reduced as a result of the status of the Claims resolution process and the Post Effective Date Debtors’ and Claims Ombudsman’s good faith determinations that the remaining GUC Reserve following any such reduction will comply with the Claims Reserve Requirements. Following the date that is forty-five (45) days following Effective Date, any reduction agreed to by the Claims Ombudsman and the Post-Effective Date Debtors (in good faith and in accordance with the preceding sentence) shall be automatically implemented. At any time, the Post-Effective Date Debtors may file a motion with the Bankruptcy Court seeking Court authority to reduce the GUC Reserve.

Notwithstanding anything in the preceding paragraph, any reduction to the GUC Reserve that reduces it below $3,500,000 shall either be pursuant to agreement among the Post-Effective Date Debtors and the Claims Ombudsman or pursuant to Bankruptcy Court order; provided, that if the Claims Ombudsman and the Post-Effective Date Debtors agree to reduce the GUC Reserve below $3,500,000, the Claims Ombudsman shall, if the UCC remains in existence, give notice of such agreement to the UCC (which notice may be provided by e-mail to UCC counsel). The UCC may file a motion with the Bankruptcy Court opposing such reduction, identifying with specificity the basis for which the UCC opposes such reduction, within fourteen (14) days of receipt of such notice. The UCC shall notice the motion for the next scheduled omnibus hearing that is at least fourteen (14) days after filing of the motion. In no event shall the total fees and costs paid to the UCC in respect of its duties and activities under the Plan, inclusive of this paragraph, exceed the UCC Aggregate Cap.

On and after the Effective Date, (a) the Post-Effective Date Debtors may, and shall be authorized (but not required), to take any such actions to (as applicable) prosecute, pursue, compromise, settle, or otherwise dispose of the Retained Causes of Action and the Retained Claims Objections; provided, that the Post-Effective Date Debtors may not settle any Retained Claims Objections to which the Claims Ombudsman is a party in an manner that results in the Allowance of a General Unsecured Claim without the consent of the Claims Ombudsman, and (b) the Post-Effective Date Debtors may and shall be authorized to, subject to applicable non-bankruptcy law and consistent with implementation of this Plan, engage in such business and activities as determined by the New Board.

Further, on and after the Effective Date, the Post-Effective Date Debtors shall be authorized to implement the Plan in all respects, subject to the delegation of duties to the Claims Ombudsman set forth in Article V.D.2. Without limiting the generality of the foregoing, the Post-Effective Date Debtors shall be authorized to prosecute and resolve all Retained Causes of Action, including the Foxconn Causes of Action and any Causes of Action against insurers.

F.	Board of Directors and Officers

Except as otherwise provided in the Plan or the Confirmation Order, the directors and officers of the Post-Effective Date Debtors constituting the New Board and management shall be those individuals identified in the Plan Supplement. The New Board shall, among other things, oversee and direct the administration of the Post-Effective Date Debtors’ Estates in accordance with the Plan. On the Effective Date, or as soon as is reasonably practicable thereafter, the New Board shall establish such procedures and protocols as it deems necessary to carry out its duties. The officers of the Post-Effective Date Debtors shall have the rights and responsibilities set forth in the New Organizational Documents.

G.	Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Debtors and the Estates, wherever located, including, without limitation, all claims, rights, Causes of Action, “net operating losses” or similar tax attributes, and rights in respect thereof, and any other property, wherever located, and whether acquired by the Debtors under or in connection with this Plan or otherwise, shall vest in the Post-Effective Date Debtors free and clear of all Claims, Liens, charges, other encumbrances and interests.

H.	Existing Securities

Neither the Common Stock Interests, Foxconn Preferred Stock Interests nor any other Interests (including any outstanding warrants) in and to the Debtors shall be cancelled pursuant to the Plan or Confirmation Order. All such Interests shall be preserved in Post-Effective Date LMC and governed in accordance with the Plan, the Confirmation Order and the New Organizational Documents, including, with respect to the Foxconn Preferred Stock, the Certificate of Designation; provided, however, the New Organizational Documents shall, among other things, permit Post-Effective Date LMC to amend its charter, certificate of incorporation or other governing documents so as to prevent the acquisition, sale or other transaction of its Interests, other than pursuant to the Plan, for the purpose of preserving the tax benefits of the Post-Effective Date Debtors.

Notwithstanding any other provision of the Plan, the Certificate of Incorporation, including the Certificate of Designation, by it terms in all respects shall be enforceable against Post-Effective Date LMC and the Holder of the Foxconn Preferred Stock Interests, and the rights of Foxconn as Holder of the Foxconn Preferred Stock set forth in the Certificate of Designation are and shall be fully preserved. For the avoidance of doubt, Foxconn, the Debtors, and the Post-Effective Date Debtors each fully reserve any rights, claims, defenses, actions or arguments that they may have under the Certificate of Designation or applicable laws (whether legal or equitable) with respect to a potential “Change of Control” (as that term is defined in the Certificate of Designation) having occurred or being deemed to occur prior to the Effective Date as a result of one or more transactions consummated by the Debtors during the Chapter 11 Cases, and the Debtors’ or the Post-Effective Date LMC’s defenses and rights to contest that a “Change of Control” has occurred or is deemed to have occurred are hereby fully preserved. Nothing in this Plan or the transactions contemplated by the implementation of this Plan, including specifically, the proposed treatment of the Foxconn Preferred Stock Interests as “Unimpaired” or the absence of an objection to the Plan by Foxconn, is or shall be deemed to be a cure or waiver of the parties’ respective rights and obligations under the Certificate of Designation with respect to the occurrence or deemed occurrence of a “Change of Control” and their rights, claims, defenses, actions or arguments regarding same, all of which are hereby fully preserved.

Until the entry of a Final Decree, the Final Trading Order shall remain in effect and enforceable by Post-Effective Date LMC. Upon the entry of a Final Decree, this Plan shall be deemed to incorporate the operative provisions of the Final Trading Order.

I.	Preservation of Net Operating Losses

The Bankruptcy Court will enter one or more orders, which may be the Confirmation Order, to facilitate preservation of “net operating losses” of the Debtors, which may also be provided for in the applicable New Organizational Documents.

J.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Post-Effective Date Debtors shall retain and the Post-Effective Date Debtors may enforce all rights to commence and pursue, as appropriate, any and all of the Debtors’ Causes of Action, whether arising before or after the Petition Date, including, (i) the Foxconn Causes of Action, (ii) any Cause of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence and claims made policies, occurrence and claims made contracts, and similar agreements to which any Debtor or Post-Effective Date Debtor is or was a party or pursuant to which any Debtor or Post-Effective Date Debtor has any rights whatsoever, including the Insurance Policies (and, with respect to such Insurance Policies, including as to the Directors and Officers or other beneficiaries of such policies), (iii) any Causes of Action against any of the Debtors’ Directors and Officers that are identified as Excluded Parties, and (iv) all other Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement. The Post-Effective Date Debtors and the Litigation Trustee (as applicable) shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. Except as otherwise specifically limited herein, the Post-Effective Date Debtors and the Litigation Trustee (as applicable) expressly reserve all rights to prosecute any and all Causes of Action.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Post-Effective Date Debtors shall not pursue any and all available Causes of Action against it. Unless such Causes of Action against any Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, or settled in the Plan or a Final Order, all such Causes of Action shall be expressly reserved by the Debtors and the Post-Effective Date Debtors for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to any Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

The Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.

For the avoidance of any doubt, except as provided for in Article VII.I of the Plan, to the extent not expressly waived, relinquished, exculpated, released, compromised, assigned, or settled prior to the Effective Date by Final Order entered through the Bankruptcy Court or pursuant to the Confirmation Order or Article VIII of the Plan, all Avoidance Actions shall be retained by the Debtors and the Post-Effective Date Debtors. The Post-Effective Date Debtors shall take no action with respect to any Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim), and for the avoidance of doubt shall not waive, relinquish, exculpate, release, compromise, assign, settle, disallow any General Unsecured Claim pursuant to section 502(d) of the Bankruptcy Code in connection with, commence or otherwise prosecute or act upon any Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim) unless or until notified by the Claims Ombudsman that, in the Claims Ombudsman’s reasonable business judgment, the Claims Ombudsman does not anticipate that General Unsecured Claims shall be paid in full; upon such notice, the Post-Effective Date Debtors may take any aforementioned action with respect to any Avoidance Action. At such time as all Disputed General Unsecured Claims are resolved and all Allowed General Unsecured Claims are paid in full, all Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim) shall be deemed released and waived by the Debtors and Post-Effective Date Debtors.

K.	Preservation of Insurance

Nothing in the Plan or the Confirmation Order alters the rights and obligations of the Debtors (and their Estate), the beneficiaries of the Insurance Policies (including the Directors and Officers), or the Debtors’ insurers (and third-party claims administrators), under the Insurance Policies or modifies the coverage or benefits provided thereunder, or the terms and conditions thereof, or diminishes or impairs the enforceability of the Insurance Policies. The Debtors shall be deemed to have assumed all Insurance Policies. All of the Debtors’ rights and their Estates’ rights under any Insurance Policies to which the Debtors and/or the Debtors’ Estates may be beneficiaries shall vest with the Post-Effective Date Debtors for the benefit of the Post-Effective Date Debtors and all of the beneficiaries of such policies, including the Directors and Officers and any Holder entitled to recover from such policies pursuant to the Plan.

Nothing in this Plan or Confirmation Order shall (a) constitute a finding or stipulation that any proceeds of any of the D&O Liability Insurance Policies are property of the Estate; (b) modify or supersede any provision (including but not limited to any priority of payments provision) of any of the D&O Liability Insurance Policies, or (c) otherwise preclude any party entitled to coverage under the D&O Liability Insurance Policies, from seeking and obtaining coverage thereunder.

L.	Preservation of Evidence

Nothing in the Plan or the Confirmation Order alters the Debtors and Post-Effective Date Debtors’ duty to take all reasonable efforts to preserve evidence related to the Putative Class Actions (including with respect to non-Debtor defendants) and the Foxconn Causes of Action (including with respect to the adversary proceeding captioned Lordstown Motors Corp. et al. v. Foxconn Ventures Pte. Ltd. et al., Adv. Proc. No. 23-50414 (MFW) (Bankr. D. Del.)) consistent with the Debtors existing retention policies and applicable law. In addition, nothing in the Plan or the Confirmation Order alters the duty of the Debtors or Post-Effective Date Debtors and/or the Litigation Trustee to preserve evidence relating to any investigation by, or litigation involving, the SEC and/or the Ohio Securities Litigation.

M.	Indemnification Obligations

Subject to the provisions of this Article V.M, any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements, including amendments, entered into any time prior to the Effective Date, to indemnify, reimburse or limit the liability of any Person pursuant to the Debtors’ certificates of incorporation, bylaws, policy of providing employee indemnification, applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against such Persons based upon any act or omission related to such Persons’ service with, for or on behalf of the Debtors prior to the Effective Date with respect to all present and future actions, suits and proceedings relating to the Debtors shall survive confirmation of the Plan and except as set forth herein, remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement or limitation of liability accrued or is owed in connection with an occurrence before or after the Petition Date; provided, however, that, except as otherwise set forth herein or in a Final Order of the Bankruptcy Court, all monetary obligations of any kind or nature whatsoever under this Article V.M shall be limited solely to available insurance coverage and neither the Post-Effective Date Debtors nor any of their respective assets shall be liable for any such obligations in any manner whatsoever. For the avoidance of doubt, this Article V.M is not intended to, nor shall it, limit any recoveries of any Person under this Plan on account of any Allowed Claims held by such Person for indemnification, reimbursement, limitation of liability, or otherwise, which Claims, to the extent Allowed, shall receive the treatment set forth in Article III of this Plan in full satisfaction, release, and discharge of the Debtors’ obligations with respect to such Claims.  For the further avoidance of doubt, under no circumstance shall the priority of any Claim (or any portion of any Claim) for indemnification, reimbursement, or limitation of liability be (or be treated as) altered as against the Debtors (nor shall such Claim or portion of such Claim be treated as an Administrative Expense Claim under any circumstances) by reason of the provisions of this Article V.M.  The Debtors, the Post-Effective Date Debtors and, to the extent applicable, the Claims Ombudsman reserve all of their rights to object to any Claims based upon or related to the obligations described in this paragraph or on any other basis, including subordination and set-off.

N.	Setoffs and Recoupments

The Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims), may, but shall not be required to, setoff or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which a Distribution shall be made), rights, or Causes of Action of any nature whatsoever that the Debtors or Post-Effective Date Debtors may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by the Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims) of any such Claim, right or Cause of Action the Debtors or Post-Effective Date Debtors may have against the Holder of such Claim. Any right of Foxconn to set off or recoup the amount of any Allowed Claim or the amount of any Distributions to which they are entitled on account of Allowed Foxconn Preferred Stock Interests, if any, shall be fully preserved to the extent available under applicable law (and any right of the Debtors and the Post-Reorganized Debtors with respect to the foregoing shall also be preserved).

O.	Exemption from Certain Taxes and Fees

To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, (i) the issuance, transfer or exchange of any Securities, instruments, or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) any transfers (directly or indirectly) of property or transfer of beneficial ownership of property pursuant to the Plan or the Plan Supplement, (iv) any assumption, assignment, or sale by the Debtors of their interests in Executory Contracts pursuant to section 365(a) of the Bankruptcy Code, and (v) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

P.	Approval of Plan Documents

The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated hereunder. Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Plan Documents and such transactions. On the Effective Date, the Debtors and the Post-Effective Date Debtor shall be authorized to enter into, file, execute and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further corporate, board or shareholder action.

Q.	Effectuating Documents; Further Transactions

Any applicable Debtor or Post-Effective Date Debtor, or the Claims Ombudsman (with respect to the administration of General Unsecured Claims) shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions contained herein.

R.	Tax Matters

The Post-Effective Date Debtors and the Claims Ombudsman (with respect to the administration of General Unsecured Claims) shall (A) be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, (B) complete and file the Debtors’ federal, state, and local tax returns, (C) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Petition Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (D) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

S.	Settlements

To the extent a settlement is reached with respect to any Claim prior to the Effective Date and such settlement is approved by the Bankruptcy Court and provides for payment outside of the Plan, such Claim shall be paid as set forth in the applicable settlement documents and the order of the Bankruptcy Court approving such settlement.

T.	Litigation Trust

On the Effective Date, in the event that the EC determines, with the consent of the Debtors (such consent not to be unreasonably withheld), that it is in the best interest of the Debtors, the Litigation Trust shall be established and the Litigation Trustee shall be appointed. The structure of the Litigation Trust, including the beneficiaries and administration thereof, shall be determined by the EC, with the consent of the Debtors (such consent not to be unreasonably withheld), and disclosed in the Plan Supplement, and the Litigation Trust Agreement shall be drafted by the EC and in substantially the form and substance reasonably agreed to by the Debtors and included in the Plan Supplement consistent in all material respects with the treatment of Class 10 Claims under the Plan. The Litigation Trust, if formed, will be funded with those Retained Causes of Action as shall be determined by the EC prior to the Effective Date. All expenses (including taxes) incurred by Litigation Trust shall be recorded on the books and records (and reported on all applicable tax returns) as expenses of the Litigation Trust; provided however, that, such expenses shall be funded timely by the Post-Effective Date Debtor from the Post-Effective Date Debtor Amount and the Post-Effective Date Debtor Cash upon written request of the Litigation Trust; provided further that, if, at the time the Litigation Trust is funded, Holders of Allowed General Unsecured Claims have not yet been paid in full (with Post-Petition Interest at the Federal Judgment Rate), any proceeds distributed from the Litigation Trust shall be distributed first to Holders of Allowed General Unsecured Claims until such Holders are paid in full (Post-Petition Interest at the Federal Judgment Rate), before any proceeds from the Litigation Trust are distributed to Holders of Claims or Interests in any subsequent Class.

For the avoidance of any doubt, regardless of whether a Litigation Trust is established, if, at the time proceeds from any Retained Causes of Action are received and Allowed General Unsecured Claims remain unpaid (inclusive of applicable interest), any such proceeds shall be reserved for distribution to Holders of Allowed General Unsecured Claims before any such proceeds are treated as Post-Effective Date Debtor Cash.

U.	Ohio Securities Litigation Settlement Fund

1.          Preliminary Approval: This Plan constitutes a motion for entry of the Ohio Securities Litigation Preliminary Approval Order (in connection with the Confirmation Hearing) and the Ohio Securities Litigation Final Approval Order (following the Ohio Securities Litigation Final Approval Hearing). The Ohio Securities Litigation Preliminary Approval Order shall, among other things, (a) authorize the Ohio Securities Litigation Lead Plaintiff to provide notice to the Ohio Settlement Class of the Ohio Securities Litigation Settlement and the certification of the Ohio Settlement Class for purposes of the Ohio Securities Litigation Settlement, (b) implement procedures consistent with Fed. R. Civ. P. 23 for individual Ohio Settlement Class Members to opt out of the Ohio Settlement Class or object to the Ohio Securities Litigation Settlement, (c) establish a process for the submission of claims against the Ohio Securities Litigation Settlement Fund and (d) schedule the Ohio Securities Litigation Final Approval Hearing. Payments from the Ohio Securities Litigation Settlement Fund to the Ohio Class Members shall be made as provided in the Final Ohio Securities Litigation Approval Order and the Ohio Plan of Allocation.

2.              Interim Use of Ohio Securities Litigation Settlement Fund: On and after the Effective Date, the Ohio Securities Litigation Settlement Fund may be used to pay any costs required to provide notice to Ohio Class Action Members and to pay for other settlement costs, including fees and costs of Ohio Class Counsel approved by the Bankruptcy Court.

3.              Settlement Fund. The Ohio Securities Litigation Settlement Fund shall be invested in instruments backed by the full faith and credit of the United States Government (or a mutual fund invested solely in such instruments), or deposited in a non-interest bearing account that is fully insured by the FDIC. The Debtors and Ohio Securities Litigation Lead Plaintiff agree to treat the funds in the Ohio Securities Litigation Settlement Fund as a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1; and with respect to which Ohio Class Counsel shall timely make, or cause to be made, such elections as necessary or advisable to carry out the provisions of this paragraph, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of Ohio Class Counsel to timely and properly prepare and deliver, or cause to be prepared and delivered, the necessary documentation for signature by all necessary parties, and thereafter take all such actions as may be necessary or appropriate to cause the appropriate filing(s) to timely occur. Consistent with the foregoing, for the purposes of Section 468B of the Internal Revenue Code of 1986, as amended, and Treas. Reg. § 1.468B promulgated thereunder, the “administrator” shall be Ohio Class Counsel or its successor, which shall timely and properly file, or cause to be filed, all federal, state, or local tax returns and information returns necessary or advisable with respect to the earnings on the Ohio Securities Litigation Settlement Fund (including without limitation the returns described in Treas. Reg. § 1.468B-2(k)). All taxes (including any estimated taxes, earnings, or penalties) on the income earned on the Ohio Securities Litigation Settlement Fund shall be paid out of such funds. All expenses incurred by or for the administration of the Ohio Securities Litigation Settlement Fund shall be borne by Ohio Class Counsel (and, on and after the Effective Date, may be paid or reimbursed from the Ohio Securities Litigation Settlement Fund) and not by the Post-Effective Date Debtor or the Litigation Trust. All obligations with respect to the filing of tax returns or information statements and the payment of taxes, including interest, penalties, or other similar obligations with respect to the Ohio Securities Litigation Settlement Fund shall be the sole responsibility of Ohio Class Counsel and, on and after the Effective Date, may be paid or reimbursed from the Ohio Securities Litigation Settlement Fund. Neither the Post-Effective Date Debtor, the Litigation Trust, nor any of their administrators or affiliated persons shall have any obligation for the administration of the Ohio Securities Litigation Settlement Fund or incur any liability with respect thereto, except to the extent of any funding obligation set forth in the Plan. Neither the Post-Effective Date Debtor, the Litigation Trust, nor any of their administrators or affiliated persons shall be responsible for the tax treatment to any person of the establishment of the Ohio Securities Litigation Settlement Fund by Ohio Class Counsel. Following any transfer of funds to the Ohio Securities Litigation Settlement Fund pursuant to the Plan, neither the Post-Effective Date Debtor, the Litigation Trust, nor any of their administrators or affiliated persons shall have any further obligation for distributions of such funds to the Ohio Settlement Class Members, who shall look solely to the Ohio Securities Litigation Settlement Fund for any distribution of proceeds.

4.              Non-Monetary Consideration: Within 30 days of the Effective Date, the Post-Effective Date Debtors or Litigation Trustee, as applicable, will provide to the Ohio Securities Litigation Lead Plaintiff for use in the continued prosecution of the Ohio Securities Litigation, all documents that were previously produced by the Debtors in response to any request for documents by (a) the SEC; (b) any party in the Delaware Shareholder Class Action, (c) any party to the case captioned In re Lordstown Motors Corp. S’holder Derivative Litig., No. 1:21-CV-00604-SB (D. Del.). If providing these documents requires the Debtors, the Post-Effective Date Debtors, or Litigation Trustee (as applicable) to incur any costs with litigation support vendors, such costs shall be paid from the Ohio Securities Litigation Settlement Fund. The Bankruptcy Court shall retain jurisdiction over any disputes pursuant to this paragraph.

Additionally, subject to the releases of the Ohio Released Directors and Officers provided for in the Plan becoming effective on the Effective Date, David Hamamoto agrees to make himself available, at a mutually agreeable day, time and location, to counsel to the Ohio Securities Litigation Lead Plaintiff for interviews of a reasonable length wherein David Hamamoto will in good faith provide Ohio Securities Litigation Lead Plaintiff with information concerning any matter relevant to the Ohio Securities Litigation. Such agreement by David Hamamoto shall not prejudice any person’s right to depose David Hamamoto pursuant to properly issued subpoena.

5.              Alternative Approval: In the event that the Bankruptcy Court does not approve the Ohio Securities Litigation Settlement on a final basis, the Ohio Securities Litigation Lead Plaintiff shall seek an alternative order of the Court, or another court of competent jurisdiction, authorizing the distribution of funds from the Ohio Securities Litigation Escrow Account to the Ohio Settlement Class Members and shall be authorized to distribute funds pursuant to such order.

V.	Claims Payable by Third Parties

Unless the Post-Effective Date Debtors agree or the Bankruptcy Court orders otherwise, no distributions under the Plan shall be made on account of any Allowed Section 510(b) Claim, Allowed RIDE Section 510(b) Claim, or on account of any other Allowed Claim or Interest that is payable (to the extent it is payable) pursuant to one of the Debtors’ Insurance Policies, until the Holder of such Allowed Claim or Interest has exhausted all remedies with respect to the applicable Insurance Policy, if any. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim or Interest (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such payment, such Claim or Interest may be expunged or reduced on the Claims Register by the Claims Agent to the extent of any such payment without an objection to such Claim or Interest having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of any doubt, nothing in this Plan shall hinder, impair, prejudice, limit, or otherwise affect any rights of any Entity to pursue (or otherwise with respect to) any applicable insurance, including with respect to non-Debtor beneficiaries of the Insurance Policies (including the Directors and Officers). For the further avoidance of doubt, nothing in the Plan shall impact the rights of Holders of Ohio Securities Litigation Claims to prosecute, pursue claims, and receive the Distributions provided for in Article III.B.10 irrespective of any recovery on any judgment against or settlement with the defendants in the Ohio Securities Litigation that are not Ohio Released Directors and Officers. Except as otherwise set forth in the Plan, nothing set forth in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any insurance policies (including with respect to the Directors and Officers), nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

For the further avoidance of any doubt, recoveries received by the Holders of Ohio Securities Class Claims from the defendants in the Ohio Securities Litigation that are not Ohio Released Directors and Officers shall not impact the rights of such Holders to receive recoveries under Class 10.

W.	Resolution of Certain Claims by the SEC

The Debtors are authorized to settle Claims by the SEC pursuant to the Offer and OIP. As set forth in the OIP, upon the Effective Date, the SEC shall promptly withdraw all of the Proofs of Claim it has in the Chapter 11 Cases as set forth in the OIP.

Notwithstanding any provision to the contrary, nothing in the Plan, Disclosure Statement, Plan Supplement or Confirmation Order, or the SEC’s abstention from voting on the Plan, shall: (i) release, enjoin or discharge any monetary or non-monetary Claim, obligation, right or cause of action (other than a Claim against the Debtors arising prior to the Effective Date) of the SEC, acting in its police and regulatory capacity, against any Person or Entity, including, without limitation, any Released Party or any non-debtor Person or Entity, or (ii) prevent, restrict, limit, enjoin or impair the SEC from commencing or continuing any investigation, action or proceeding, in its police and regulatory capacity (other than a Claim against the Debtors arising prior to the Effective Date), against any Person or Entity (other than the Debtors), including, without limitation, any Released Party or any non-Debtor Person or Entity, in any non-bankruptcy forum with jurisdiction. For the avoidance of any doubt, nothing in the Plan or this Article V.W releases or discharges any Claims or obligations of the Debtors under the OIP.

Nothing herein shall excuse the Post-Effective Date Debtors from complying with all applicable provisions of the securities laws.

ARTICLE VI:
PROVISIONS REGARDING DISTRIBUTIONS

A.	Distribution Record Date

As of the close of business on the Distribution Record Date, the Claims Register shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Post-Effective Date Debtors and the Claims Ombudsman shall have no obligation to recognize any transfer of any Claims occurring on or after the Distribution Record Date. The Post-Effective Date Debtors and the Claims Ombudsman shall be entitled to recognize and deal for all purposes hereunder only with those Holders stated on the Claims Register maintained by the Claims and Noticing Agent as of the close of business on the Distribution Record Date.

B.	Cash Payments

Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Debtors, the Post-Effective Date Debtors, and the Claims Ombudsman (with respect to the administration of General Unsecured Claims), as applicable, shall determine.

C.	Allocation of Distributions; Postpetition Interest on Claims

Post-Petition Interest shall not be paid to Holders unless otherwise provided by the Plan. To the extent a Holder of a Claim is entitled to Post-Petition Interest pursuant to the Plan and such interest is not already included in the Allowed amount of such Claim pursuant to Section 506 of the Bankruptcy Code and the provisions of the Plan, Distributions on account of such Claims shall be allocated, first, to the principal amount of such Claim (as determined for federal income tax purposes), and, second, to the extent of any excess, to the remainder of the Claim, if applicable.

For the avoidance of any doubt, Administrative Claims of tax authorities (including any Administrative Claims of the Internal Revenue Service for any federal taxes, which shall accrue interest at the rate and in the manner established under 26 U.S.C. §§ 6621 and 6622), shall accrue interest at the rate and in the manner specified by the applicable tax regulation. Nothing herein shall be deemed an admission of the Debtors or the Post-Effective Date Debtors that any such Claim is an Allowed Claim and the parties reserve all rights with respect to such determination.

D.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, any Distribution or delivery to a Holder of an Allowed Claim shall be made at the last known address of such Holder as set forth (a) in the Schedules filed with the Bankruptcy Court unless the Debtors have been notified in writing of a change of address, including by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected in such Schedules for such Holder, (b) on the Proof of Claim filed by such Holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), or (d) in any notice served by such Holder giving details of a change of address. If any Distribution or other communication from the Debtors is returned as undeliverable, no Distribution shall be made to such Holder unless the Debtor, Post-Effective Date Debtor, or the Claims Ombudsman (with respect to General Unsecured Claims), as applicable, is notified of such Holder’s then current address within sixty (60) days after the later of (i) the Effective Date, (ii) date the communication from the Post-Effective Date Debtor, or the Claims Ombudsman (with respect to the administration of General Unsecured Claims) was returned or (iii) the date such Distribution was returned. After such date, if such notice was not provided, a Holder shall have forfeited its right to such Distribution, and such undeliverable distributions shall be returned to the Post-Effective Date Debtors, and be distributed in accordance with the Plan.

E.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Post-Effective Date Debtors and the Claims Ombudsman (with respect to the to the administration of General Unsecured Claims, as applicable) shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Post-Effective Date Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Post-Effective Date Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

The Post-Effective Date Debtors and the Claims Ombudsman may require, as a condition to receipt of a distribution, that the Holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, including but not limited to Form W-8 or Form W-9 (as applicable). If the Post-Effective Date Debtors or the Claims Ombudsman make such a request and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the Post-Effective Date Debtors or the Claims Ombudsman (with respect to General Unsecured Claims), as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Post-Effective Date Debtor or its respective property.

F.	No Distribution in Excess of Allowed Amounts

No Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim, except to the extent such Holder is entitled to postpetition interest pursuant to the Plan.

G.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision to the contrary in the Plan and except as otherwise agreed by the Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (in consultation with the UCC), as applicable, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class. For the avoidance of any doubt, no partial payments or Distributions shall be made with respect to a Disputed General Unsecured Claims without the agreement of the Claims Ombudsman (in consultation with the UCC); except that with respect to a General Unsecured Claim subject to Retained Claims Objections, the Post-Effective Date Debtors shall also be required to consent.

H.	Manner of Payment Under Plan

Unless otherwise provided herein, any Cash payment to be made hereunder may be made by a check or wire transfer.

1.              Minimum Distributions. The Post-Effective Date Debtors shall not be obligated to make any payment of Cash of less than fifty dollars ($50) to any Holder of an Allowed Claim or Interest.

2.              Time Bar to Cash Payments. Checks issued in respect of Allowed Claims shall be null and void if not negotiated within sixty (60) days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Claims Ombudsman by the Holder of the Allowed Claim or Interest to whom such check was originally issued. Any Claim or Interest in respect of such a voided check shall be made within sixty (60) days after the date of issuance of such check. If no request is made as provided in the preceding sentence, any Claims in respect of such voided check shall be discharged and forever barred.

ARTICLE VII:
PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS

A.	Allowance of Claims and Interests

After the Effective Date, each of the Post-Effective Date Debtors shall have and retain, and the Claims Ombudsman shall be entitled to assert (with respect to General Unsecured Claims), any and all rights and defenses that the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date, including by virtue of any Causes of Action retained by the Debtors (i) relating to such Claim or Interest (or the facts, circumstances, agreement(s), arrangements, or transactions giving rise to such Claim or Interest) or (ii) against the Holder of such Claim or Interest. For the avoidance of doubt, all objections with respect to General Unsecured Claims shall be delegated to, and pursued or resolved solely by, the Claims Ombudsman, except that either the Post-Effective Date Debtors or the Claims Ombudsman, or both of them jointly, may object to or resolve General Unsecured Claims that are subject to Retained Claims Objections. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim or Interest; provided, however, that the Claims Ombudsman may affirmatively determine to deem Allowed any General Unsecured Claim (other than Claims subject to Retained Claims Objections) notwithstanding the fact that the period within which an objection may be interposed has not yet expired; provided further that, any determination by the Claims Ombudsman to deem to Allow a General Unsecured Claim must comply with the Claims Ombudsman’s notice and consultation obligations, including as set forth in Article V.D.3 of the Plan, which obligations are not superseded by this provision in any respect. Except as otherwise expressly specified in the Plan (including as provided in Article III.B.3.b and Article III.B.4.b with respect to Allowed General Unsecured Claims under certain circumstances detailed in such provision) or any Final Order, and except to the extent such interest, fees, costs or charges are Allowed pursuant to section 506(b) of the Bankruptcy Code, the amount of an Allowed Claim shall not include any interest, fees, costs or charges arising from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or Disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes. For the avoidance of any doubt, a Proof of Claim Filed after the applicable Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim.

B.	Claims Administration Responsibilities

Except as otherwise expressly provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019 or section 1123 of the Bankruptcy Code, after the Effective Date, the Post-Effective Date Debtors or Claims Ombudsman, as applicable, shall have the authority: (i) to File, withdraw, or litigate to judgment objections to Claims; (ii) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court (provided that any Material Claims Settlement is subject to the terms of Article V.D.2.a and Article V.D.3 of the Plan); and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

For the avoidance of any doubt, except as otherwise provided herein, from and after the Effective Date, each Post-Effective Date Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Retained Causes of Action.

All objections to Claims (other than (i) Administrative Claims and (ii) Professional Fee Claims) shall be Filed on or before the Claims Objection Deadline as the same may be extended by the Bankruptcy Court upon a motion filed by the Post-Effective Date Debtors or the Claims Ombudsman on or before the Claims Objection Deadline, with notice only to those parties entitled to notice in the Chapter 11 Case pursuant to Bankruptcy Rule 2002 as of the filing of such motion. The Filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a final order is entered by the Bankruptcy Court. In the event that such a motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the then-current Claims Objection Deadline (as previously extended, if applicable) or thirty (30) days after entry of a Final Order denying the motion to extend the Claims Objection Deadline.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims that are not subject to Retained Claims Objections), as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that, for the avoidance of any doubt, no Claim or Interest Allowed under this Plan shall be considered a Disputed Claim or Disputed Interest. In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of Distributions), and the Debtors, or the Post-Effective Date Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

If the Debtors determine that (i) one or more Disputed General Unsecured Claims are capable of estimation by the Bankruptcy Court, (ii) estimation will materially improve Effective Date distributions to Holders of Allowed General Unsecured Claims, and (iii) estimation is otherwise in the best interests of the Estates, the Debtors shall File one or more motions to estimate such Disputed General Unsecured Claims, which motion(s) shall be Filed and noticed to be heard by the Bankruptcy Court before the Effective Date (or such other date as determined by the Bankruptcy Court).

The Post-Effective Date Debtors shall provide Foxconn with thirty (30) days’ written notice of any Distributions to the Holders of Common Stock interests, provided that such notice is in addition to any other notice to which Foxconn is entitled to receive under the Certificate of Designation with respect to any Change of Control, any Reorganization Event or any other transaction. Upon receipt of such notice, Foxconn shall be entitled to seek estimation by the Bankruptcy Court of any Section 510(b) Claims that have been asserted in one or more proofs of claim that have been timely filed by Foxconn. The Debtors shall reserve from such Distributions an amount equal to the Distributions that would have been payable to Foxconn pursuant to the Plan on account of such asserted Section 510(b) Claims if such Section 510(b) Claims had been Allowed at the estimated amount, if such estimation has been fully adjudicated, or in an amount otherwise ordered by the Bankruptcy Court (if any) prior to the applicable Distributions. The reserve contemplated by this paragraph (if any) shall remain in place absent agreement of the parties, such Section 510(b) Claims being Disallowed, or an order of a court of competent jurisdiction.

D.	Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest, any Claim (Filed or scheduled) or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors, the Post-Effective Date Debtors, or (with respect to General Unsecured Claims) the Claims Ombudsman, as applicable, upon stipulation or any agreement in writing, including email correspondence, between the parties in interest without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims

Subject to Article V.J hereof, any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Post-Effective Date Debtors.

All Proofs of Claim must be Filed on or before the applicable Bar Date. If Proofs of Claim are not Filed on or before the applicable Bar Date, except in the case of certain exceptions explicitly set forth in the Bar Date Order, the Holders of the underlying Claims shall, absent further Order of the Bankruptcy Court Allowing such Claims, be barred from asserting such Claims against the Debtors and precluded from voting on the Plan and/or receiving Distributions from the Debtors on account of such Claims in the Chapter 11 Cases.

F.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (i) such Claim has been adjudicated as non-contingent; or (ii) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim is no longer contingent.

G.	Amendments to Proofs of Claim

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, and unless the Bar Date with respect to a Claim has not passed, a Claim or Proof of Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court, the Post-Effective Date Debtors, or (with respect to General Unsecured Claims) the Claims Ombudsman, and any such new or amended Claim or Proof of Claim Filed after the Effective Date shall be deemed Disallowed in full and expunged without any further action or notice to the Bankruptcy Court; provided that the filing of an unauthorized amendment shall not affect the underlying Claim or Proof of Claim. Nothing in this paragraph shall remove any claimant’s ability to seek leave from the Bankruptcy Court to amend a Claim or Proof of Claim.

H.	No Distributions Pending Allowance and Disputed Interest Reserves

For the avoidance of any doubt, except as agreed to by the Post-Effective Date Debtors, notwithstanding any other provision in the Plan, no Distributions shall be made with respect to all or any portion of a Disputed Interest unless and until all objections to such Disputed Interest are settled or withdrawn or is determined by Final Order, and the Disputed Interest, or some portion thereof, has become an Allowed Interest.

Post-Effective Date LMC shall comply with its organizational documents with respect to any Distributions made on account of its Interests following the Effective Date. Without limiting the generality of the foregoing, Post-Effective Date LMC shall reserve for Disputed Interests by withholding, from any post Effective-Date Distributions, the amount of such Distributions that would have been paid to Holders of Disputed Interests if such Interests had been Allowed on the date of the Distribution and by establishing a reserve from Post-Effective Date Debtor Cash in such amount until the applicable disputes have been resolved.

Notwithstanding anything to the contrary in the Plan, (a) the Debtors and the Post-Effective Date Debtors shall not be required to reserve any amounts with respect to the Liquidation Preference (as defined in the Certificate of Designation) on the Effective Date or in connection with the Effectiveness of the Plan and (b) while the Foxconn Preferred Stock Interests remain outstanding, Post-Effective Date LMC shall not make any post-Effective Date Cash dividend or other Distribution of Post-Effective Date Debtor Cash to holders of Common Stock Interests without first reserving from Post-Effective Date Debtor Cash an amount in Cash equal to the Liquidation Preference, which reserve shall be maintained by Post-Effective Date LMC until such time as Post-Effective Date LMC and Foxconn agree to its release, the Foxconn Preferred Stock Interests have been Disallowed or subordinated, or a release is directed by order of a court of competent jurisdiction. For the avoidance of any doubt, the Post-Effective Date Debtors shall maintain any reserve established for Disputed Interests separate from the Ohio Securities Litigation Backstop Reserve.

I.	Allowed and Disputed Claims Reserves

The Post-Effective Date Debtors, in consultation with the Claims Ombudsman and the UCC, shall, subject to the conditions set forth in this Article VII.I below, establish reserves for the payment of Disputed Claims by withholding 100% of the Distributions to which Holders of such Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

Prior to the Effective Date, the Debtors, UCC and EC shall confer to reach agreement as to the amount necessary for the Debtors to reserve in order to make Distributions in the full amount of all Claims that are Allowed Claims or may become Allowed Claims after the Effective Date. If the Debtors, UCC and EC are unable to reach agreement on such amount, the Court shall estimate the amount at the Confirmation Hearing.

If the results of the estimation process detailed in this Article VII.I, demonstrate that there will be sufficient funds to pay all Allowed General Unsecured Claims in an amount of at least 75% of their Allowed Amount, Avoidance Actions against non-insider Holders of General Unsecured Claims (other than Causes of Action against Excluded Parties and Retained Causes of Action and Retained Claims Objections) shall be released by the Debtors and the Post-Effective Date Debtors. If the results of the estimation process detailed in this Article VII.I, demonstrate that there will not be sufficient funds to pay all Allowed General Unsecured Claims in an amount of at least 75%, then Avoidance Actions (other than Causes of Action against Excluded Parties and Retained Causes of Action and Retained Claims Objections) shall be retained and the Claims Ombudsman will control the administration of any Avoidance Actions.

J.	Distributions After Allowance

Subject to Article VII.H hereof, after such time as a Disputed Claim or Interest becomes, in whole or in part, an Allowed Claim or Interest, the Post-Effective Date Debtors shall distribute to the Holder thereof Distributions, as applicable, if any, to which such Holder is then entitled under the Plan or, in the case of Interests, pursuant to the Certificate of Designation or the New Organizational Documents, as applicable, within thirty (30) days of such Claim or Interest becoming Allowed. Any such Distributions shall be made in accordance with the Plan, the Certificate of Designation or the New Organizational Documents, as applicable. To the extent such Disputed Claim or Interest is Disallowed, any corresponding reserved amount shall be distributed to other Allowed Claims or Interests as provided for in the Plan, the Certificate of Designation or the New Organizational Documents, as applicable.

The Post-Effective Date Debtors shall make Distributions to Holders of General Unsecured Claims that are Allowed as of the Effective Date within thirty (30) days after the Effective Date.

The Claims Ombudsman, in consultation with the Post-Effective Date Debtors and the UCC, may determine that one or more interim Distributions should be made on Allowed General Unsecured Claims. Upon such determination, the Post-Effective Date Debtors shall promptly effectuate such Distributions.

K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed one hundred (100) percent of the underlying Allowed Claim plus applicable interest, if any.

ARTICLE VIII:
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. In addition, the Plan incorporates all settlements pursuant to Bankruptcy Rule 9019 that are otherwise approved by the Bankruptcy Court, including, but not limited, to the Ohio Securities Litigation Settlement.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. In accordance with the provisions of and except as set forth in the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, Post-Effective Date Debtors or the Claims Ombudsman (with respect to General Unsecured Claims, and subject to the terms provided in Article V.D.3 of the Plan) may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Claims for withdrawal liability that relate to services performed by employees of the Debtors before the Effective Date or that arise from a termination of employment, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan so long as such cure does not cause such Claim to be Impaired. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring; provided that, notwithstanding anything in the foregoing, Interests treated pursuant to the Plan shall receive such treatment as specified in the Plan.

C.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, as of the Effective Date, the Debtors and their Estates, the Post-Effective Date Debtors and each of their respective current and former Affiliates (with respect to non-Debtors, to the extent permitted by applicable law), on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, in each case, whether prepetition or postpetition (including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.C shall not release (i) any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, or (ii) any post-Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement executed to implement the Plan. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing in this Article VIII.C shall constitute a finding of fact or conclusion of law with respect to the Foxconn Causes of Action, any defenses that Foxconn may have to the Foxconn Causes of Action, or any Claims that Foxconn may have against the Debtors.

D.	Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Debtor, Post-Effective Date Debtor, and other Released Party from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (in each case, whether prepetition or postpetition), including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, or negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing. Without limiting the generality of the foregoing, and subject to the paragraph directly below, pursuant to the Releases set forth in this Article VIII.D, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related to or asserted in the Putative Class Actions (which actions include, for the avoidance of any doubt, the Ohio Securities Litigation, the Delaware Shareholder Class Action, and the Post-Petition Securities Action). Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.D shall not be construed as (i) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (ii) releasing any timely filed Proof of Claim (as may be validly amended under the Plan or as maybe permitted by the Bankruptcy Code and Bankruptcy Rules) or any post-Effective Date obligations of or under (A) any party or Entity under the Plan, (B) any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to Final Order, or (C) any document, instrument, or agreement executed to implement the Plan, or (iii) releasing any rights to distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the preceding paragraph, the releases provided therein by the Ohio Securities Settlement Class Members, including the Ohio Securities Litigation Lead Plaintiff, in their capacities as such, shall be limited to any and all Claims obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever that the Ohio Securities Class Members have asserted or could have asserted against any Released Party relating to, arising from or connected with the Ohio Securities Litigation. Further, notwithstanding anything to the contrary in the preceding paragraph, the Non-Releasing Putative Class Action Representatives shall not be deemed to constitute Releasing Parties; provided that, except as set forth in Class 10 and in the Ohio Securities Litigation Stipulation, the Debtors do not concede that the certification of a class is appropriate in any of the Putative Class Actions and the exclusion of the Non-Releasing Putative Class Action Representatives from the releases set forth herein shall not constitute an admission by any Person or Entity, including the Debtors, that a class is appropriate in any of the Putative Class Actions; provided further that, the Debtors do not concede that the exclusion of the Non-Releasing Putative Class Action Representatives from the releases set forth herein in any way binds the other members of any putative class or in any way affects the decision of any such putative class members to be a Releasing Party and grant the releases set forth herein. Except as set forth in the treatment of Class 10 Claims hereunder and in the Ohio Securities Litigation Stipulation, all of the rights of the Debtors, the Non-Releasing Putative Class Action Representatives, the Ohio Securities Litigation Lead Plaintiff and any other party in connection with the potential certification of any putative class are expressly reserved in all respects. Further, all of the rights of the Debtors, the Non-Releasing Putative Class Action Representatives and any other party in connection with the granting of releases are expressly reserved in all respects. If the exclusion of the Non-Releasing Putative Class Action Representatives from the releases set forth herein does not bind other class members (as is the Debtors’ contention), each such class member that is a Releasing Party under the terms of the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related to or asserted in the applicable Putative Class Actions (which actions include, for the avoidance of any doubt, the Delaware Shareholder Class Action, and the Post-Petition Securities Action).

Further, notwithstanding anything to the contrary in this Plan or the Confirmation Order, Foxconn shall not be deemed to constitute Releasing Parties.

Additionally, notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing herein or therein does, shall, or may be construed to release, the Debtors or bar the assertion of claims against them as nominal defendants in the Post-Petition Securities Action for purposes of preserving and enforcing rights to coverage under and recovery of the proceeds of the D&O Liability Insurance Policies.

E.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby exculpated from, any Cause of Action for any claim related to any act or omission from the Petition Date to the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan or the distribution of Cash under the Plan, or any other related agreement, except for Claims or Causes of Action arising from an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects, such Exculpated Parties shall be entitled to the fullest extent permitted by law to reasonably rely upon the advice of counsel with respect to their duties and responsibilities. The Exculpated Parties have, and upon Consummation of the Plan, shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing in this Article VIII.E shall constitute a finding of fact or conclusion of law with respect to the Foxconn Causes of Action, any defenses that Foxconn may have to the Foxconn Causes of Action, or any Claims that Foxconn may have against the Debtors.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR DISTRIBUTIONS REQUIRED TO BE PAID OR DELIVERED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE (1) BEEN RELEASED PURSUANT TO ARTICLE VIII.C OR ARTICLE VIII.D, (2) SHALL BE DISCHARGED PURSUANT TO ARTICLE VIII.B OF THE PLAN, OR (3) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.E, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE POST-EFFECTIVE DATE DEBTORS, THE RELEASED PARTIES (TO THE EXTENT OF THE RELEASES PROVIDED PURSUANT TO ARTICLE XIII.D WITH RESPECT TO THE RELEASED PARTIES), OR THE EXCULPATED PARTIES (TO THE EXTENT OF THE EXCULPATION PROVIDED PURSUANT TO ARTICLE VIII.E WITH RESPECT TO THE EXCULPATED PARTIES): (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (IV) EXCEPT TO THE EXTENT REQUIRED TO RENDER HOLDERS OF CLASS 5 UNIMPAIRED, ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT IN A DOCUMENT (WHICH MAY BE A PROOF OF CLAIM) FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH THE TERMS OF THIS PLAN EXPLICITLY PRESERVING SUCH SETOFF.

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS ARTICLE VIII.F SHALL AFFECT ANY RIGHT OF FOXCONN TO SETOFF OR RECOUP THE AMOUNT OF ANY ALLOWED CLAIM OR THE AMOUNT OF ANY DISTRIBUTIONS TO WHICH THEY ARE ENTITLED ON ACCOUNT OF ALLOWED FOXCONN PREFERRED STOCK INTERESTS, IF ANY, AND ALL SUCH RIGHTS SHALL BE FULLY PRESERVED TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW (AND ANY RIGHT OF THE DEBTORS AND THE POST-REORGANIZED DEBTORS WITH RESPECT TO THE FOREGOING SHALL ALSO BE PRESERVED).

G.	Release of Liens

Except (i) with respect to the Liens securing, to the extent elected by the Debtors with respect to an Allowed Secured Claim in accordance with Article III.B.2; or (ii) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Post-Effective Date Debtors’ Estates and their successors and assigns.

ARTICLE IX:
EXECUTORY CONTRACTS

A.	Rejection of Executory Contracts

Any Executory Contract (including any and all warranties covering any vehicles sold by the Debtors) (i) which has not been assumed with the approval of the Bankruptcy Court on or prior to the Effective Date, (ii) which is not assumed pursuant to another provision of the Plan and/or Confirmation Order, or (iii) as to which no motion to assume is pending as of the Confirmation Date, shall be deemed a rejected Executory Contract by the applicable Debtor effective on the Effective Date or, if applicable, such other date identified in an order entered by the Bankruptcy Court granting a motion to reject such Executory Contract that was pending as of the Confirmation Date. The Plan shall constitute a motion to reject such Executory Contracts and the Debtors shall have no liability thereunder, except that any Claim arising from the rejection of an Executory Contract shall be treated as a General Unsecured Claim subject to filing of a Proof of Claim pursuant to Article II.B.3. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejection pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejection is in the best interest of the applicable Debtor, its Estate, and all parties in interest in the Chapter 11 Cases.  For the avoidance of any doubt, notwithstanding anything in the foregoing, the Debtors shall remain bound by any outstanding indemnification obligations owed to Chapter 11 Directors and Officers solely to the extent set forth in Article V.M. or to the extent that any such indemnification obligations have been assumed by the Debtors pursuant to any Final Order entered by the Bankruptcy Court.

B.	Time for Filing Rejection Claims

Claims arising from the rejection of Executory Contracts pursuant to Article IX.A of the Plan must be filed with the Claims and Noticing Agent within thirty (30) days after the service of the Effective Date notice. Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors or their Estates, Assets, properties or interests in property. All proofs of Claims arising from the rejection of Executory Contracts that are timely filed as provided herein shall be treated under the Plan as General Unsecured Claims upon their Allowance, subject to Section 510(c) of the Bankruptcy Code.

C.	Reservation of Rights

Nothing contained in the Plan, including this Article IX.C shall constitute a waiver of any Claim, right or Cause of Action that the Debtors or the Post-Effective Date Debtors, as the case may be, may hold against the insurer under any policy of insurance or insurance agreement including the Insurance Policies (and including with respect to the Directors and Officers or other beneficiaries of such policies).

ARTICLE X:
CONDITIONS PRECEDENT TO CONFIRMATION
AND THE EFFECTIVE DATE

A.	Conditions to Occurrence of Confirmation

The Confirmation of the Plan shall not occur unless and until the occurrence or waiver (pursuant to Article X.C of the Plan) of the following condition: the SEC shall have accepted (and the Debtors shall have made) the Offer to resolve claims against the Debtors, the SEC shall have entered the OIP and all conditions set forth in Article IV.B of the Offer to satisfy the disgorgement obligation set forth therein (other than effectiveness of the Plan) shall have been satisfied in all respects.

B.	Conditions to Occurrence of the Effective Date

The Effective Date of the Plan shall not occur unless and until each of the following conditions has occurred or has been waived pursuant to Article X.C of the Plan:

1.              the Bankruptcy Court shall have entered the Confirmation Order, in form and substance materially consistent with the Plan and otherwise reasonably acceptable to the Debtors, EC, and (only with respect to implementation of the Plan provisions regarding treatment of Class 10 Claims) the Ohio Class Action Lead Plaintiff; and such order shall not have been stayed pending appeal;

2.              the Ohio Securities Litigation Stipulation shall have been approved by a Final Order of the Bankruptcy Court;

3.              the Professional Fee Escrow Account shall have been established and fully funded as set forth herein;

4.              the Debtors shall have established such reserves for Allowed and Disputed Claims as required pursuant to Article VII.I of the Plan in the initial amount of $45.0 million;

5.              the Claims Ombudsman shall have been appointed;

6.              all Plan Documents, agreements and other instruments which are exhibits to the Plan or included in the Plan Supplement shall be acceptable to the Debtors and EC and shall have been executed and delivered by the parties thereto;

7.              all actions, documents and agreements necessary to implement the Plan and the transactions contemplated by the Plan shall have been effected or executed;

8.              all appropriate notices shall have been given and all other appropriate actions shall have been taken to preserve all applicable Insurance Policies, including any “tail policy,” notices required to be provided; and

9.              the Ohio Securities Litigation Payment has been paid into the Ohio Securities Litigation Escrow Account for the benefit of the Ohio Settlement Class, which amounts shall be released on the Effective Date.

C.	Waiver of Conditions to Confirmation and Effective Date

The condition to Confirmation of the Plan set forth in Article X.A may not be waived without the written consent of counsel for the SEC, the UCC, and the EC.

The conditions to the Effective Date set forth in Article X.B of the Plan may be waived by the Debtors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, that the Debtors may not waive the condition set forth in Article X.B.1; provided further, that the Debtors may not waive the condition set forth in Article X.B.2 of the Plan without the written consent of counsel for the Ohio Securities Litigation Lead Plaintiff and the EC; provided further, that the Debtors may not waive the condition set forth in Article X.B.9 of the Plan without the written consent of counsel for the Ohio Securities Litigation Lead Plaintiff, the EC, and Foxconn; provided further, that the Debtors may not waive the condition set forth in Article X.B.4 or Article X.B.5 of the Plan without consent of the UCC and the EC; provided further, that the Debtors may not waive the condition set forth in Article X.B.6 of the Plan without the consent of the EC; provided further, that the Debtors may not waive the condition set forth in Article X.B.7, with respect to matters that affect Holders of General Unsecured Claims only, without the consent of the UCC and, with respect to matters that affect Holders of Common Stock Interests only, without the consent of the EC.

D.	Effect of Failure of Conditions to the Effective Date

In the event the conditions specified in Article X.B of the Plan have not been satisfied or waived in accordance with Article X.C of the Plan, and upon notification submitted by the Debtors to the Bankruptcy Court (a) the Confirmation Order shall be vacated; (b) no Distributions shall be made; (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and (d) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) or to prejudice in any manner the rights of the Debtors or any other Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) in any proceedings further involving the Debtors. Neither the Disclosure Statement, any statement contained in the Disclosure Statement nor the Plan may be used in these Chapter 11 Cases, or in any action, other than in connection with confirmation of the Plan. In the event that the Plan is not confirmed, or is confirmed but does not become effective, the Disclosure Statement, any statements contained in the Disclosure Statement and the Plan shall have no force or effect, and neither the Disclosure Statement, any statements contained in the Disclosure Statement nor the Plan shall be admissible in any court or legal forum for any purpose whatsoever.

ARTICLE XI:
EFFECT OF CONFIRMATION

A.	Deemed Consent

By voting to accept the Plan or otherwise opting in to the releases set forth in the Plan, each Holder of a Claim will be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the exculpations, releases and injunctions set forth in the Plan; provided that this Article XI.A. shall not limit or impact the enforceability of any exculpation, release, or injunction provisions of the Plan in accordance with their terms.

B.	No Waiver

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PLAN, CONFIRMATION OF THE PLAN SHALL NOT RELEASE, NOR BE DEEMED TO RELEASE, ANY CLAIM OR CAUSE OF ACTION THAT ANY DEBTOR MAY HOLD AGAINST ANY PERSON OR ENTITY (INCLUDING ANY RELEASED PARTY) RELATED TO, ARISING UNDER, OR IN ANY WAY WITH RESPECT TO ANY OF THE RETAINED CAUSES OF ACTION.

C.	Disallowed Claims and Disallowed Interests

On and after the Effective Date, Post-Effective Date Debtors and the Claims Ombudsman shall be fully and finally discharged of any and all liability or obligation on a Disallowed Claim or a Disallowed Interest. The Confirmation Order, except as otherwise provided herein, shall constitute an Order: (a) disallowing all Claims against and Interests in the Debtors to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest and (b) except with respect to any Claims by the SEC, disallowing or subordinating to all other Claims, as the case may be, any Claims against the Debtors for penalties, punitive damages or any other damages not constituting compensatory damages.

ARTICLE XII:
RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases, or that relate to any of the following:

1.              To Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or Allowance of Claims or Interests; provided that, for the avoidance of any doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Post-Effective Date Debtors, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters.

2.              To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

3.              To hear and determine all applications for the payment of Professional Fee Claims.

4.              To resolve any matters related to (i) the assumption, assumption and assignment or rejection of any Executory Contract to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or any other matter related to such Executory Contract; (ii) the Post-Effective Date Debtors amending, modifying, or supplementing, after the Confirmation Date, the schedule of Executory Contracts to be assumed or rejected pursuant to Article IX; and (iii) any dispute regarding whether a contract or lease is or was executory or unexpired.

5.              To adjudicate controversies, if any, with respect to distributions to Holders of Allowed Claims.

6.              To hear and determine any dispute or reconcile any inconsistency arising in connection with the Plan, any of the Plan Documents or the Confirmation Order or the interpretation, implementation or enforcement of the Plan, any of the Plan Documents, the Confirmation Order, any transaction or payment contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

7.              To hear and determine any matter concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

8.              To adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code.

9.              To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

10.            To hear and determine any rights, Claims or Causes of Action, including without limitation Claims or Causes of Action identified on the Schedule of Retained Causes of Action, held by, transferred to or accruing to the Post-Effective Date Debtors pursuant to the Bankruptcy Code, including any settlement or compromise thereof.

11.            To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court.

12.            To take any action, and issue such orders as may be necessary or appropriate, to construe, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation.

13.            To resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.

14.            To ensure that all Distributions are accomplished as provided herein.

15.            To allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim.

16.            To enter, implement or enforce such orders as may be necessary or appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated.

17.            To enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code.

18.            To recover all Assets of the Estates, wherever located.

19.            To hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code.

20.            To determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code.

21.            To enter a final decree closing the Chapter 11 Cases.

22.            To resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.

23.            To determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date.

24.            To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Plan and these Chapter 11 Cases.

25.            To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge.

26.            To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan or the Disclosure Statement.

27.            To adjudicate any adversary proceedings pending before the Bankruptcy Court on or after the Petition Date or any other disputes relating to any Retained Cause of Action that the Post-Effective Date Debtors may bring thereafter.

28.            To hear and determine any dispute or suit regarding setoff or recoupment.

ARTICLE XIII:
MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees

All Quarterly Fees due and payable prior to the Effective Date shall be paid by the Debtors, in full, in Cash, on or before the Effective Date. All Quarterly Fees that arise after the Effective Date (including, without limitation, in connection with funding the Professional Fees Escrow Account) shall be paid by the Estates or the Post-Effective Date Debtors in full, in Cash when due and payable.

The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR.  After the Effective Date, the Post-Effective Date Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due.  Notwithstanding the substantive consolidation of the Debtors called for in the Plan, each and every one of the Debtors and the Post-Effective Date Debtors shall have the joint and several obligation to pay Quarterly Fees to the Office of the United States Trustee in each Chapter 11 Case until that Chapter 11 Case is closed, dismissed or converted, whichever occurs first. Notwithstanding anything to the contrary in the Plan, (i) Quarterly Fees are Allowed; (ii) the U.S. Trustee shall not be required to file any proofs of claim or any other request(s) for payment with respect to Quarterly Fees; and (iii) the U.S. Trustee shall not be treated as providing any release under the Plan.

B.	Notices

Any notices, requests, and demands to or upon the Debtors, the Post-Effective Date Debtors, the Claims Ombudsman, the UCC or the EC, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered to the following:

If to the Debtors, to:

Lordstown Motors Corp.

38555 Hills Tech Dr.,

Farmington Hills, MI 48331

Attn: Melissa Leonard

-and-

Womble Bond Dickson (US) LLP

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Attn: Donald J. Detweiler

       Morgan L. Patterson

       don.detweiler@wbd-us.com

       morgan.patterson@wbd-us.com

White & Case LLP
Southeast Financial Center
200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131
Attn: Thomas E Lauria

Attn: Matthew C. Brown

Attn: Fan B. He

   tlauria@whitecase.com

   mbrown@whitecase.com

   fhe@whitecase.com

-and-

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: David M. Turetsky

       david.turetsky@whitecase.com

White & Case LLP

111 South Wacker Drive

Suite 5100

Chicago, Illinois 60606

Attn: Jason N. Zakia

       jzakia@whitecase.com

-and-

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Roberto Kampfner
Attn: Roberto Kampfner
Attn: Doah Kim
Attn: RJ Szuba

   rkampfner@whitecase.com

   doah.kim@whitecase.com

   rj.szuba@whitecase.com

If to the UCC, to:

Troutman Pepper Hamilton Sanders LLP

Hercules Plaza

1313 N. Market Street, Ste 5100

Wilmington, DE 19801

Attn: David M. Fournier

Attn: Marcy J. McLaughlin Smith

Attn: Tori L. Remington

      david.fournier@troutman.com

      marcy.smith@troutman.com

      tori.remington@troutman.com

-and-

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square 18th & Arch Streets

Philadelphia, PA 19103-2799

Attn: Francis J. Lawall

       francis.lawall@troutman.com

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, NY 10022

Attn: Deborah Kovsky-Apap

       deborah.kovsky@troutman.com

-and-

Troutman Pepper Hamilton Sanders LLP

4000 Town Center, Suite 1800

Southfield, MI 48075

Attn: Sean McNally

       sean.mcnally@troutman.com

If to the EC, to: 500 Delaware Avenue, Suite 1500 Wilmington, DE 19801 Attn: Eric J. Monzo Brya M. Keilson emonzo@morrisjames.com bkeilson@morrisjames.com

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attn: Robert J. Stark

       Bennett S. Silverberg

       rstark@brownrudnick.com

       bsilverberg@brownrudnick.com

-and-

One Financial Center

Boston, MA 02111

Attn: Sharon I. Dwoskin

       Tristan G. Axelrod

       Matthew A. Sawyer

       sdwoskin@brownrudnick.com

       taxelrod@brownrudnick.com

       msawyer@brownrudnick.com

If to the Claims Ombudsman, to: Halperin Battaglia Benzija, LLP 40 Wall Street - 37th Floor New York, NY 10005 Attn: Alan D. Halperin Fax: (212) 765-0964 Tel: (212) 765-9100

If to Foxconn, to:

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street, 16th Floor P.O.
Box 1347 Wilmington, DE 19899-1347
Attn:   Robert J. Dehney

Donna L. Culver

Matthew B. Harvey

Matthew Talmo

rdehney@morrisnichols.com

dculver@morrisnichols.com

mharvey@morrisnichols.com

mtalmo@morrisnichols.com

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:   Daniel Guyder

Robin Spigel

Bradley Pensyl

Justin Ormand

Joseph Badtke-Berkow

Jacob Herz

daniel.guyder@allenovery.com

robin.spigel@allenovery.com

bradley.pensyl@allenovery.com

justin.ormand@allenovery.com

joseph.badtke-berkow@allenovery.com

jacob.herz@allenovery.com

-and-

1101 New York Ave NW

Washington, DC 20005

Attn:   Noah Brumfield

Patrick Pearsall

Michael Modesto Gale

noah.brumfield@allenovery.com

patrick.pearsall@allenovery.com

michael.modestogale@allenovery.com

If to the Ohio Securities Litigation Lead Plaintiff, to:

Cross & Simon, LLC

1105 North Market Street, Suite 901

Wilmington, DE 19801

Attn:   Christopher P. Simon

csimon@crosslaw.com

-and-

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn:    Michael S. Etkin

Andrew Behlmann

Scott Cargill

Collen M. Restel

metkin@lowenstein.com

abehlmann@lowenstein.com

scargill@lowenstein.com

crestel@lowenstein.com

Labaton Keller Sucharow LLP 40 Broadway New York, New York 10005 Attn: Jake Bissell-Linsk Nicole M. Zeiss Carol C. Villegas jbissell-linsk@labaton.com nzeiss@labaton.com cvillegas@labaton.com

C.	Headings

The headings and other captions used in the Plan are for reference purposes only, and shall not affect the meaning or interpretation of the Plan in any way.

D.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a document in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

E.	Notice of Entry of Confirmation Order and Relevant Dates

Promptly upon entry of the Confirmation Order, the Debtors shall file on the docket and serve upon parties who have entered their appearance a notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan.

F.	Modification of the Plan and Amendments

The Plan may only be amended, modified or supplemented in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. The Debtors shall consult with the UCC, EC, and (only with respect to implementation of the Plan provisions regarding treatment of Class 10 Claims) the Ohio Class Action Lead Plaintiff with respect to any amendment to, modification or supplementation of the Plan prior to the Effective Date.

G.	Revocation, Withdrawal or Non-Consummation of Plan

If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if confirmation or consummation of the Plan does not occur as to any Debtor, then, as to such Debtor, (a) the Plan shall be null and void in all respects and (b) any settlements and compromises embodied in the Plan, and any document or agreement executed pursuant the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained in the Plan and no acts taken in preparation for consummation of the Plan shall (i) constitute or be deemed to constitute a waiver or release of any Claims against or Interests in such Debtor or any other Person, (ii) prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor or (iii) constitute or be deemed to constitute an admission of any sort by the Debtors or any other Person. None of the filing of the Plan, the taking by the Debtors or other party in interest of any action with respect to the Plan or any statement or provision contained herein shall be or be deemed to be an admission by the Debtors or other party in interest against interest, or be or be deemed to be a waiver of any rights, Claims or remedies that the Debtors or other party in interest may have, and until the Effective Date all such rights and remedies are and shall be specifically reserved. In the event the Plan is not confirmed and the Confirmation Order is not entered, the Plan and the Plan Documents and any document contained in the Plan Supplement, and any statement contained herein or therein, may not be used by any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) against the Debtors and other parties in interest. The Debtors shall consult with the UCC and EC with respect to the revocation or withdrawal of the Plan with respect to any one or more of the Debtors.

H.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors and the Post-Effective Date Debtors and the Holders of all Claims and Interests and their respective successors and assigns.

I.	Severability of Plan Provisions

If, prior to the Effective Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors in consultation with the UCC and the EC, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	No Admissions

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTION, THE PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

K.	Dissolution of the UCC and EC

On the Effective Date, the EC shall dissolve and all members, ex officio members, employees, attorneys, financial advisors, other Professionals or other agents thereof shall be released from all rights and duties arising from or related to the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the EC’s attorneys and financial advisors and other agents shall terminate, provided that the EC shall continue in existence and its Professionals shall continue to be retained with respect to (i) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code and (ii) any appeals of the Confirmation Order.

Following the Effective Date, the UCC shall continue in existence and its Professionals shall continue to be retained with respect to (i) the duties and activities of the UCC set forth in the Plan, (ii) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code, and (iii) any appeals of the Confirmation Order; provided however that with respect to the role of the UCC set forth in clause (i) of this paragraph, the fees and costs payable to the UCC and its Professionals shall not exceed $25,000 in the first thirty (30) days following the Effective Date and $15,000 in each of the next succeeding five thirty (30) day periods, provided that the difference between the maximum fees and costs payable during any thirty (30) day period and the actual amount of fees and costs actually incurred during such period may only be carried forward and added to the maximum fees and expenses payable in any subsequent thirty (30) day period. In no event shall the total fees and costs paid to the UCC in respect of its duties and activities under the Plan exceed $100,000 (the “UCC Aggregate Cap”). The Post-Effective Date Debtor shall be entitled to review all of the fees and expenses incurred by the UCC after the Effective Date for reasonableness and any dispute regarding such fees and costs shall be resolved by the Bankruptcy Court.

Within the first six (6) months following the Effective Date, the UCC shall be automatically dissolved upon the conclusion of the Claims reconciliation process, or at any such other time within such period determined by the UCC. If the Claims resolution process has not been concluded within the six (6) months following the Effective Date, the UCC shall continue to exist until the earliest to occur of: (a) the conclusion of the Claims reconciliation process and (b) the end of the eighteenth (18th) month following the Effective Date; provided, that the UCC may agree to dissolve at any time prior to its required termination. In the interest of clarity, the parties agree that the UCC shall remain subject to the UCC Aggregate Cap regardless of its date of dissolution.

L.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 as in effect on the Petition Date shall apply. With regard to all dates and the periods of time set forth or referred to in the Plan, time is of the essence.

M.	Successors and Assigns

The rights, benefits and obligations of any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof).

N.	Conflict between Plan, Disclosure Statement and Plan Documents

In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, any Plan Document or any document in the Plan Supplement, the terms and provisions of the Plan shall control and govern.

O.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

P.	Plan Exhibits

Any and all exhibits to the Plan or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least seven (7) Business Days prior to the Plan Objection Deadline, unless the Plan provides otherwise. Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Article I.H of the Plan or online at https://www.kccllc.net/lordstown. The Debtors explicitly reserve the right to, in the exercise of its sole and absolute discretion, modify or make additions to or subtractions from any schedule to the Plan and to modify any exhibit to the Plan prior to the Plan Objection Deadline.

[Signature on following page.]

Respectfully Submitted, as of March 5, 2024

Lordstown Motors Corp.,
on behalf of itself and each Debtor

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer